As filed with the Securities and Exchange Commission on November 8, 2006
Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACES WIRED, INC.
(Exact name of registrant as specified in its charter)

Nevada	7999	88-0514502
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Aces Wired, Inc. 12225 Greenville Avenue, Suite 861 Dallas, Texas 75243 (214) 261-1963 (Address of principal executive offices)	Kenneth R. Griffith President and Chief Executive Officer 12225 Greenville Avenue, Suite 861 Dallas, Texas 75243 (214) 261-1963 (Name, address, and telephone number, of agent for service)

Copies to:
William T. Heller IV Esq. Thompson & Knight LLP 333 Clay Street Suite 3300 Houston, Texas 77002 (713) 654-8111

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value	1,934,880	$5.00	$9,674,400	$1,035.17

(1)
In addition to the shares set forth in the table, the amount to be registered includes shares issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act. No exchange or over-the-counter market exists for registrant’s common stock. There is currently no market price for the shares of the registrant’s common stock; however, the price of the shares issued in the October 2006 private placement was $5.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2006

PROSPECTUS

Aces Wired, Inc.

1,934,880 Shares Of
Common Stock

This prospectus relates to the resale, from time to time, of up to 1,934,880 shares of common stock of Aces Wired, Inc., formerly known as OEF Corporate Solutions, Inc., a Nevada corporation, by selling stockholders named in this prospectus in the section “Selling Stockholders” including their assignees, donees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” Aces Wired is not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “       .” The shares of common stock may be offered for sale by the Selling Stockholders at prices established on the Over-the Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On              , 2006, the last reported sale price of our common stock was $     per share.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The Selling Stockholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

Investing in our common stock involves significant risks. Please read carefully the information under the headings “Risk Factors” beginning on page 4 and “Forward-Looking Statements” on page 3 of this prospectus before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. All references to “we,” “our,” “ours,” and “us,” or “Aces Wired” in this prospectus are to Aces Wired, Inc. and its subsidiaries, unless otherwise indicated.

Our Company

Aces Wired , Inc., is a gaming and recreation company created from the combination of Aces Wired, LLC (“AWLLC”) and K&B Sales, Inc., dba Goodtime Action Games (“K&B”) in October 2005 to form Goodtime Action Amusement Partners, L.P. (“Goodtime”). On October 4, 2006 we acquired Goodtime in exchange for 7,623,580 shares (or 96.5%) of our common stock. K&B is the oldest and largest company serving the state’s bingo gaming market. K&B distributes games and related equipment, supplies, and branded pull tabs to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas and has been in operation for 27 years. Aces Wired is a company targeting the rapidly growing Amusement-With-Prize (“AWP”) and Video Lottery Terminal (“VLT”) markets by utilizing its proprietary financial redemption/player card system. This system permits players to store their winnings for future redemption of a wide variety of merchandise. The Company currently operates approximately 200 AWP game machines in six amusement centers in Texas and is a participant in a seventh center with the Tigua Indian Tribe in El Paso, Texas. We are based in Dallas, Texas.

Our principal executive offices are located at 12225 Greenville Ave., Suite 861, Dallas, Texas 75243 and our telephone number is (214) 261-1963. We are a Nevada corporation.

The Offering

This prospectus relates to the resale, from time to time, of up to 1,934,880 shares of our common stock by the Selling Stockholders. These shares have already been issued as a consequence of the automatic conversion into common stock of shares of Series A Convertible Preferred Stock that we issued in a private placement in October 2006.

On October 10, 2006, we completed a private placement in which we issued 1,612,000 shares of Series A Convertible Preferred Stock to the Selling Stockholders for gross proceeds of $8,060,000 in cash. At that time, we also granted the Selling Stockholders the right to purchase up to an additional 322,400 shares of Series A Convertible Preferred Stock at $5 per share under certain circumstances. The right to purchase additional shares terminated on                , 2007, contemporaneously with the SEC declaring effective the registration statement of which this prospectus is a part. Each share of Series A Convertible Preferred Stock automatically converted into one share of our common stock contemporaneously with the SEC declaring effective the registration statement of which this prospectus is a part. As a consequence, we issued a total of 1,612,000 shares of common stock in the private offering. As of the date of this prospectus, we had 9,612,000 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

In connection with the offering of the Series A Convertible Preferred Stock, we agreed to file a registration statement with the U.S. Securities and Exchange Commission with respect to resales of the common stock issued upon the conversion of the Series A Convertible Preferred Stock. We also agreed to use our reasonable best efforts to keep the registration statement effective for two years or such earlier date as all of the common stock issued upon the conversion of the Series A Convertible Preferred Stock has been sold. This prospectus is a part of the registration statement we filed to satisfy such obligations.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occurs, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

The regulatory environment in which we operate lacks clarity, which could impair our ability to place redemption gaming machines in some jurisdictions.

The industry of AWP games is not a highly regulated industry, and as such, it lacks the clarity that typically stems from the existence of a body of interpretation of laws and regulations. Moreover, AWP laws tend to be enforced at the county or city level instead of a central state-sponsored regulatory authority, which decreases the visibility and predictability of such regulation. The lack of clarity or guidance can lead to legal interpretation errors, changes in the manner in which the laws or controlling court cases are articulated and interpreted by law enforcement personnel, and disagreements about the legality of our operations and games in various jurisdictions. In turn, these matters can lead to delays in game deployment, removal of games from locations, withdrawal of business operations in various counties, as well as the possibility that games may be seized pending resolution of the appropriate court case, and the possible arrest of our personnel for violation of law.

As we grow we might be subject to greater regulatory scrutiny causing changes in regulatory approvals or interpretations that may adversely affect our AWP operations.

As the number of Ace Gaming Amusement Centers increase more people will become aware of us and we may encounter greater political resistance from groups that are against gaming and may pressure their various local, county, and state regulators. It is possible that after we have received either a favorable guidance letter or meeting from a county or city authority and commenced operations, that such authority may change its position. Additionally, the person originally rendering such advice may be subsequently replaced by another person empowered with enforcement authority that determines our activities or games do not comply with a new interpretation of the law or recent court case holdings.  Adverse changes could cause us to limit our business activities in the respective jurisdiction, to remove our operations and devices entirely or to challenge the advising authority in a court of law. There is no assurance that the Company would prevail in such a challenge.

Changes in laws regarding gaming or AWP may inhibit our ability to do business.

In the event that a state changes the laws under which redemption or AWP activity is conducted, such as outlawing the games entirely or further limiting play and prize restrictions, this will have a negative impact on the placement of games and the further conduct of operations, if any in the respective state. Also, a state may determine to legalize other forms of gaming, such as VLTs or slot machines. We expect that any such liberalization of gaming laws would have a negative impact on our operations in such state, unless we are able to convert the AWP games to the newly allowed form of games.

Our business is subject to numerous state and certain federal laws and regulations which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business.

These regulations govern or affect, among other things:

•	currency reporting;
•	recording and reporting of certain financial transactions; and
•	privacy of personal consumer information

In addition, violation of these laws and regulations could result in fines and other civil and/or criminal penalties. Depending on the nature and scope of a violation, fines and other penalties for non-compliance of applicable requirements could be significant and could have a material adverse affect on our results of operation and financial condition.

We have a limited operating history and our business plan is currently being tested.

We are in the early stages of developing amusement game centers. We are therefore subject to all of the risks and uncertainties inherent in establishing a new business. We have a limited operating history from which to evaluate our likelihood of success in operating our business, generating any revenues or achieving profitability. Our operations may not be successful, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, development of technology and the competitive environment in which we operate.

The gaming products offered by Ace Gaming Amusement Centers may not be accepted by the marketplace or may not successfully compete against other venues, games and products in the marketplace.

Our business will require substantial capital and we have limited financial resources.

Our sources of working capital are limited. Our business plan calls for significant additional capital, and we anticipate that we may incur losses in the near future. If such additional capital needs are met through the issuance of equity or convertible debt securities, existing stockholders’ ownership percentage will be reduced.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, and loans from our affiliates or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us, if at all. If financing is not available, we may be forced to abandon our business plans or our entire business, or dissolve. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to stockholders, and additional debt financing, if available, may involve restrictive covenants.

We will depend upon others for the manufacture of our gaming products and gaming systems, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.

Our ability to successfully operate our amusement centers depends upon our ability to enter into and maintain contractual and collaborative arrangements with third party game and system developers. We do not intend to develop or manufacture any of the game or system software or related hardware that comprise the game offering to our customers; but instead, intend to retain contract manufacturers and developers with whom we maintain royalty contracts calling for the delivery of such technology. There can be no assurance that any manufacturers or developers are willing or able to supply such technology in the required quantities, at appropriate quality levels or at acceptable costs. We may be adversely affected by any difficulties encountered by such third-party manufacturers that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a manufacturer cannot meet our quality standards and delivery requirements in a cost-efficient manner, we would likely suffer interruptions of delivery while we arrange for alternative manufacturing sources. Any extended disruption in the delivery of products could prevent us from satisfying customer demand for our products. Consequently, if we are unable to obtain alternative sources on a timely basis may have a material adverse effect on our business and results of operations. Currently we are contracting with three third party game developers, two third party system developers, and one manufacturer for our products.

Our use of third party manufacturers and other third parties in other aspects of our business will reduce any profits we may earn from our products, and may negatively affect future product development.

As noted above, we currently intend to offer products manufactured by others, and in connection therewith we will likely be required to enter into manufacturing, licensing and distribution arrangements with third party providers. These arrangements will likely reduce our product profit margins. In addition, the identification of new product candidates may require us to enter into licensing or other collaborative agreements with others. These collaborative agreements may require us to pay license fees, make milestone payments, and pay royalties and/or grant rights, including marketing rights, to one or more parties. Any such arrangement will likely reduce our profits. Moreover, these arrangements may contain covenants restricting our product development or business efforts in the future.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all. Such failure would materially and adversely affect our business.

We may not be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all, when and as required. If we fail to establish such arrangements when and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacture and installation of additional games in our amusement centers. If we cannot find ways of addressing these capital requirements, we would likely be forced to sell or abandon our business.

Our inability to protect the intellectual property we use could impair our ability to compete.

Our success and ability to compete depend in part upon proprietary intellectual property. The intellectual property we use currently is critical to our business. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws, and nondisclosure agreements to protect our proprietary technology. Although we have entered into confidentiality, non-compete and invention assignment agreements with our employees and otherwise limit access to, and distribution of, our proprietary technology, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become independently developed or discovered by competitors.

We are dependent on one bank to sponsor us for the issuance of debit cards and to sponsor us as a third party processor.

In April 2005, we entered into a sponsorship agreement with a bank. The initial term of the agreement is three years with automatic two-year renewals unless either party gives the other party at least six months written notice. The bank may terminate the agreement with thirty days written notice. The bank has not given us written notice to terminate the agreement but they have notified us that they elect not to continue with the current processing arrangement and that they plan on drafting a transition agreement whereby the bank will no longer be our sponsor bank after December 31, 2006. On October 10, 2006 we entered into a sponsorship with a new bank. The initial term of the agreement is five years, and shall continue for two successive three year periods, unless prior to the expiration of the initial term or the first three year extension period either party gives the other not less than one hundred eighty days written notice of its election not to renew or extend the agreement.

More experienced and better-financed companies may enter the AWP market which may result in our losing significant market share.

Currently, the AWP marketplace in Texas does not have any established major gaming competitors (such as Harrah’s Entertainment, Station Casinos, Isle of Capri, et al), but is instead a market for small second or third tier operators. The entry of well financed, established competitors into the market could have a material impact on our ability to successfully operate games or to continue to maintain the number of games in the field we will have at that time. GTECH, the company that operates the Texas lottery, could be deemed as a current or future competitor.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of certain senior management and other key personnel. In particular, we are materially dependent upon the services of Gordon Graves, the Chairman of our Board of Directors. Should we no longer have the benefit of his services, it would likely have a materially adverse impact on our business, financial condition and operations. We have not secured any “key person” life insurance covering the life of Mr. Graves.

Our success also depends on our ability to identify, hire, train, retain and motivate highly skilled technical, managerial and marketing personnel. We intend to hire a number of managerial, business development, marketing, technical and administrative personnel in the future. Competition for such personnel is intense and there can be no assurance that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to attract and retain the necessary technical, managerial and marketing and administrative personnel could have a material adverse impact on our business, financial condition and operations.

Gordon Graves, our Chairman, is involved in an arbitration proceeding with Multimedia Games, Inc. (“MGAM”).

Gordon Graves is a party to an arbitration under the jurisdiction of Judge Paul Davis, Austin, Texas, as arbitrator, styled Multimedia Games, Inc. vs. Gordon Graves (the “Arbitration”). In the Arbitration, Multimedia Games, Inc. (“MGAM”) has made a number of allegations against Mr. Graves arising out of his involvement with the Company’s operation of AWP entertainment centers and related activities. Specifically, MGAM has alleged that such activities violate the non-solicitation and non-competition provisions in Mr. Graves's Employment Agreement with MGAM, and constitute unfair competition, breach of fiduciary duty and misappropriation of trade secrets. Mr. Graves, through his legal counsel, is vigorously defending these claims and has asserted a number of counterclaims, including breach of contract, fraud and negligent misrepresentation, against MGAM in the Arbitration. Additional information regarding the Arbitration is available upon request.

Our officers and directors, together with certain affiliates, possess substantial voting power with respect to our common stock, which could adversely affect the market price of our common stock.

Our officers and directors and key employees collectively possess beneficial ownership of approximately 84% of our common stock. This ownership represents a significant and controlling portion of the voting power of our stockholders. As a result, our directors and officers, together with significant stockholders, will have the ability to substantially (but not wholly) control our management and affairs through the election and removal of our entire board of directors, and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. As a result, the market price of our common stock or ultimate sale of our business could be adversely affected.

There is no significant market for our common stock.

Our common stock is not eligible for trading on any national or regional securities exchange. Furthermore, only a relatively small percentage of our outstanding shares of common stock currently are eligible for trading on the OTC Bulletin Board. The Bulletin Board market tends to have significantly less liquidity than national securities exchanges or the Nasdaq Stock Market. There is not a substantial active trading market for our common stock. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

As of the date of this prospectus, approximately 9,612,000 shares of our common stock are outstanding, of which 1,669,175 shares of our common stock are eligible for immediate sale in the public market, or approximately 17.4% of our outstanding shares of common stock pursuant to Rule 144, other registration statements we have filed with the SEC, and this offering. The remaining shares will become available for public resale under Rule 144 on October 5, 2007, unless we register them for resale earlier than that date. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the lack of liquidity and low trading volume in our common stock.

Our stockholders may experience dilution of their ownership interests in the Company upon the future issuance of additional shares of our common stock.

As of the date of this prospectus, we have 9,612,000 shares of common stock outstanding and no shares subject to issuance pursuant to outstanding options. We may in the future issue additional securities, which would result in the dilution of the ownership interests of our stockholders. We are currently authorized to issue a total of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. Issuance of additional shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional securities in connection with the hiring of personnel, future acquisitions, future public or private offerings of our securities for capital raising purposes, or for other business purposes. Any such transactions will further dilute the interests of our existing holders.

We do not intend to pay dividends in the foreseeable future.

We have not paid any dividends on our common stock since our inception. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including any information incorporated by reference into this prospectus, includes forward-looking statements. These forward looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	regulatory uncertainty affecting the amusement-with-prize industry in the geographic areas we operate in;

•	changes in laws or regulations;

•	competition within and outside of our industry;

•	our ability to obtain future financing or funds when needed;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to attract and retain qualified employees;

•	our ability to respond to new developments in games and gaming technology before our competitors;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•	our ability to maintain and execute a successful business strategy; and

•	other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission, or SEC.

You also should consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on December 5, 2001 under the laws of the State of Nevada under the name “OEF Corporate Solutions, Inc.” From December 2001 through October 4, 2006, we were a public shell company with nominal assets. On October 4, 2006, we amended and restated our articles of incorporation, whereby we, among other things, changed our name to “Aces Wired, Inc.” and designated the preferences of our Series A Convertible Preferred Stock. On October 4, 2006, we also entered into an Agreement Concerning the Exchange of Securities (the “Exchange Agreement”) by and among OEF Corporate Solutions, Inc., Goodtime Action Amusement Partners, L.P., a Texas limited partnership (“Goodtime”), the partners of Goodtime and the members of Amusement Innovation Partners, LLC, a Texas limited liability company (“AIP”), Goodtime’s general partner. Pursuant to the Exchange Agreement, the Company issued an aggregate of 7,623,580 shares of its Common Stock to the partners of Goodtime in exchange for all of the issued and outstanding partnership interests of Goodtime and all of the issued and outstanding membership interests of AIP. As a result, Goodtime and AIP each became a wholly-owned subsidiary of the Company, and the former partners of Goodtime combined with the members of AIP became the beneficial owners of 96.5% of the issued and outstanding voting securities of the Company.

DESCRIPTION OF BUSINESS

Overview

The Company is a gaming and recreation company. It resulted from the October 31, 2005 combination of Aces Wired, LLC (“AWLLC”) and K&B Sales, Inc. dba Goodtime Action Games (“K&B”). K&B is the oldest and largest company serving the state’s bingo gaming market. K&B distributes games and related equipment, supplies, and branded pull tabs to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas and has been in operation for 27 years. Aces Wired is a company targeting the rapidly growing Amusement-With-Prize (“AWP”) and Video Lottery Terminal (“VLT”) markets by utilizing its proprietary financial redemption/player card system. This system permits players to store their winnings for future redemption for a wide variety of merchandise. The Company currently operates approximately 200 AWP game machines in six amusement centers throughout Texas and is a participant in a seventh center with the Tigua Indian Tribe in El Paso, Texas. The Company is based in Dallas, Texas.

Strategy

We plan to leverage our core expertise to bring more profitable gaming to underserved markets that do not currently allow slot machines, VLTs, or class II gaming. In order to do so, we plan to introduce linked amusement games in licensed gaming venues, including racetracks, bingo halls and stand alone locations. We have expertise in providing the AWP player with a similar winning experience as the class II player enjoys, without violating the local laws and regulations.

Markets

The domestic gaming market is rapidly evolving as various states such as Pennsylvania and New York are legalizing, implementing and regulating certain forms of gaming. Other states such as Texas, Ohio, Florida and Alabama, have been more hesitant in adopting more advanced forms of legalized gaming. In such states, certain forms of amusement games have been implemented. In Texas, where we currently have operations, class III and Video-Lottery systems are illegal. As a consequence, many Texans head elsewhere for gaming activities. A Harrah’s Gaming Survey estimates Texas residents spend $3.0 billion outside the state on gaming. Another $1.4 billion is spent on lottery games, bingo, and racetrack bets within the state. We believe that this creates a significant market opportunity for our games. Gaming Market Advisors, a feasibility and market assessment firm, estimates that the total annual revenue potential for AWP in Texas will be $3.0 billion by 2007. We believe that we will be well positioned if and when video lottery terminals or class II electronic bingo games are legalized in Texas. Because our games are server-based, we could easily convert our games to VLTs or electronic bingo if either were deemed legal and subsequently proved advantageous to operate. We have also identified other states in the U.S. that we believe have significant growth opportunities, including: Alabama, Ohio, Florida, California, and Washington.

Ace Gaming Amusement Centers

To address the market for legally compliant gaming alternative in Texas, we have begun establishing amusement centers featuring AWP games across the state. These venues, called Ace Gaming Amusement Centers, are linked to a central server and utilize state of the art gaming innovations and business processes to ensure that the entertainment value and earning potential are comparable to other types of high speed electronic games such as slot machines, video lottery games, and class II electronic bingo games. The first Ace Gaming Amusement Center was opened in November 2005 and we currently operate six such centers. We are also a participant in a seventh center with the Tigua Indian Tribe in El Paso, Texas.

In selecting a favorable target location for each amusement center, management looks for the following criteria at each site:

•	friendly jurisdiction;
•	demographic fit;
•	high traffic and high visibility; and
•	absence of illegal cash-paying gaming centers.

We have currently identified a number of sites in Texas coupling an already licensed gaming entity and willing partner with the above reference target criteria. These include locations within the cities of Corpus Christi, Austin, Dallas, San Antonio, Harlingen, and Houston.

Research and Development

We do not provide our own research and development for our games. We have entered into a software/system development agreements for the operation and administration of amusement games and license class II gaming content from various game suppliers and have hired third parties to convert those class II games to AWP games.

Sales and Distribution

Our bingo distribution subsidiary (K&B) maintains four warehouse facilities located in Dallas, Houston, San Antonio and Lubbock, Texas that sell, supply and provide services to the charitable bingo market in Texas. K&B is the largest supplier of electronic card minding systems, player club reward systems, and custom designed pull tabs in Texas. K&B currently serves more than 50% of the approximately 1,300 charity bingo licensees throughout Texas.

Competition

The operation of amusement centers in Texas is very fragmented. There are restaurants and entertainment centers that have amusement games, including Dave & Busters, Chuck E. Cheese, Tilt and Main Event Entertainment. Merchandise or prizes are awarded on site at these locations. There are other amusement games played throughout Texas in bars, restaurants, and stand alone centers which house various amounts of machines, some of which award merchandise or prizes and some of which illegally pay out cash. Ace Gaming Amusement Centers are linked to a central server and the games are played by using the Ace Advantage card. With the Ace Advantage card, players can accumulate credits for future redemption of merchandise. The credits are stored in the player’s individual account and available for use much like a debit card. Players can redeem their stored credits with the Ace Advantage Card at approved retailers. The central server at the Ace Gaming Amusement Centers also tracks the redemption of the stored credits providing an audit trail of the transactions. We are not aware of another major operator in Texas that is currently using this type of system. K&B has two major competitors in Texas - Daniel R. Moore, Inc. and Thompson Allstate Bingo Supply, Inc.

Intellectual Property

We have filed one patent application, covering three inventions for our proprietary debit card system. In addition, we have a patent that was granted under a lottery-type ticket having a winner indication and trademarks covering the Goodtime Action name and the Win-Now currently being used on pull tab games designed by the Company to denote a similar pay table and short ticket counts. Our ability to enforce our patents, trademarks, and other intellectual property is subject to general litigation risks. We cannot ensure that our intellectual property rights will not be infringed upon or that others will not develop systems or processes in violation of our intellectual property rights.

Government Regulations

State law determines the legality of AWP gaming, but the legality of AWP gaming tends to be interpreted and enforced at the local, usually county, level. As such, states do not generally have a defined regulatory agency charged with development of regulations, interpretation and enforcement of laws, or the regulation of business practices. There are no game certification requirements, system integrity testing and certification, or other similar requirements conducted by a state sponsored lab or bureau, nor are there any AWP, redemption or similar qualifying or condition precedent licenses or approvals necessary.

AWP systems are generally regulated to establish limitations on the nature and the amount of the play (on a per play basis), on the value of a prize that may be won with a single play, and on the requirements pertaining to the exchange of the win from a game for a physical prize, as well as various other prize limitations. Texas Penal Code Section 47.01(4) excludes from the definition of a gambling device electronic, electromechanical, or mechanical contrivances designed, made, and adapted solely for bona fide amusement purposes if the contrivance rewards the player exclusively with non-cash merchandise prizes, toys, or novelties, or a representation of value redeemable for those items, that have a wholesale value available from a single play of the game or device of not more than 10 times the amount charged to play the game or device once or $5, whichever is less.

Each AWP system and the manner in which the AWP business enterprise is conducted must comply with state law requirements that define what an AWP or redemption game is and how it is to be played. Further, each local police authority or district attorney’s office, as well as other state agencies such as the alcohol or liquor enforcement agencies, has the ability to interpret not only what the law means and how it is to be implemented, but whether the game and redemption system as utilized in public are compliant. We intend to work closely with the appropriate agencies in each county in which we operate AWP units to help ensure that the deployed system will be jurisdictionally compliant in each respective location.

Texas state law determines the legality of AWP gaming, but tends to be interpreted and enforced at the local, usually county, level. As such, Texas like many other states does not generally have a defined regulatory agency charged with development of regulations, interpretations and enforcement of laws, or the regulation of business practices. Therefore, prior to entering each site, management notifies local authorities to explain its business model and to address legal or regulatory questions that those authorities might have. Due to the large number of illegal cash-paying gaming machines in Texas, and the relative newness of the AWP marketplace, the Company believes this is a crucial step in the process of opening a successful center. To date, we have not experienced any litigation related to our games. We have experienced one event of threatened litigation in Hidalgo County, Texas. For that location, the Company sought to contact local authorities prior to opening, but the local authorities refused to respond to several telephone calls. Shortly after opening, the Company’s location was visited by local authorities. The location’s assistant manager explained the Company’s operation and answered all questions. Shortly thereafter, the Company received an incidence summary from the McAllen Police Department; the Company immediately contacted both the Police Department and the Hidalgo County District Attorney’s office and secured a meeting with local law enforcement. The prosecutor’s office in Hidalgo County responded in a few weeks, stating that it believed that all amusement with prize machines were illegal no matter how they were configured and warned of enforcement action unless the Company closed its operations. The Company, not willing to litigate the issue, voluntarily closed its doors.

The Bexar County District Attorney’s office has requested an opinion from the Texas Attorney General to determine whether the Company’s prepaid stored-value card is a permissible prize to be awarded from a successful play of the Company’s amusement with prize machines. Generally speaking, the Attorney General must render the opinion within 180 days. Any person can submit a brief on the issue to the Attorney General. The Attorney General’s office announced that it will accept briefs on this issue until October 23, 2006, and has announced its deadline to render an opinion by March 7, 2007.

The only issue requested to be addressed by the District Attorney’s office is whether an amusement machine which records a player’s winnings onto a stored-value debit card is excluded from the definition of gambling device pursuant to the Texas penal code. Under the Texas penal code amusement with prize machines are legal if they have three features:

•	they are designed, made, and adapted solely for bona fide amusement purposes;
•	the prizes awarded are non-cash merchandise prizes, toys, or novelties (or representations of value redeemable for those items);
•	and the maximum prize that can be awarded from a single play of the machine is the lesser of the wholesale value of ten times the cost of a single play, or $5.

The opinion request correctly notes that the stored-value cards are not transferable, a customer is required to utilize a PIN, the customer cannot get cash back, and the Company purchases the merchandise. The opinion request also notes that the Texas Attorney General had earlier ruled that for a charitable raffle, which also prohibits cash prizes, a stored-value card is acceptable.

Employees

As of the date of this prospectus we had 83 full-time employees and 31 part-time employees. Our corporate headquarters is located at 12225 Greenville Avenue, Dallas, Texas 75243.

Property

In September 2006, we entered into a lease for a 4200 sq. ft. facility for our corporate headquarters located in Dallas, Texas with a term of 39 months, of which the first three months are free, with monthly lease payments of $5,482 per month. The lease provides for a build-out allowance of $18,796. The leases for our distribution and warehouse facilities are set forth under “Lease Obligations” in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” We also lease facilities to operate our six Ace Gaming Amusement Centers which are located in Ft. Worth, Killeen, Copperas Cove, Amarillo, and two in Corpus Christi, Texas. The locations vary in size and the leases range from one to five years with some lease payments based on the number of machines and other lease payments based on a participation of profits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

We are a gaming and recreation company that operates Ace Gaming Amusement Centers, which are entertainment venues where patrons are provided opportunities to play amusement games in an entertaining controlled atmosphere. We are also the oldest and largest company serving the state’s bingo gaming market distributing games and related equipment, supplies, and branded pull tabs to more than 50% of the approximately 1,300 charity bingo licensees throughout Texas. The amusement games are driven with licensed software developed by industry leading game and system suppliers. Each center has an array of games designed to entertain and reward its players with points redeemable strictly for non-cash merchandise prizes at participating merchants. The games are designed for high speed play, the outcomes of which are determined at a central system rather than within each machine. We currently operate approximately 200 AWP game machines in six amusement centers throughout Texas. We are also a participant in a seventh center with the Tigua Indian Tribe in El Paso, Texas.

Outlook

In the near term, we expect the cash flow from K&B and the funds raised in the Series A Preferred Stock sale to provide the necessary infrastructure to grow the number of Ace Gaming Amusement Centers. The goal is to open new Ace Gaming Amusement Centers in charitable bingo halls, race tracks and stand alone centers in Texas. We are working in a number of jurisdictions to accomplish that goal. In addition more machines are planned in some of our existing locations. We also regularly evaluate opportunities for growth through acquisitions and will continue to do that in the future.

Results of Operations

Year Ended October 30, 2005 Compared to Year Ended October 31, 2004

This comparison is for K&B only and does not include any comparisons for Aces Wired, LLC or Goodtime Action Amusement Partners, L.P. The acquisition of Goodtime will be treated as a reverse acquisition for financial accounting purposes. Accordingly, the historical financial statements of the Company before the acquisition will be replaced with the historical financial statements of Goodtime for fiscal year ended October 29, 2006 and K&B for prior periods. K&B was the accounting acquirer and predecessor of Goodtime, and therefore, the financial statements of K&B are the financial statements of Goodtime for the year end periods for 2004 and 2005.

Sales. The Company’s sales increased by 20.2% to $14,946,656 from $12,429,642 for the year ended October 30, 2005 compared to the year ended October 31, 2004. Approximately $1,000,000 of the increase was the result of an acquisition in November 2004 of another bingo distribution company and the remaining increase in sales was primarily the result of an increase in pull tab sales.

Cost of sales. The cost of sales for the year ended October 30, 2005 was $8,570,621 compared to $7,089,833 for the year ended October 31, 2004, both averaging approximately 57% of sales.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $1,221,337 or 23.8% for the year ended October 30, 2005 compared to the year ended October 31, 2004. These increases were primarily the result of an increase in salaries of approximately $1,000,000 and an increase in expenses related to health insurance, reward expense, rent expense and professional fees.

Interest income. Interest income increased by $6,012 to $9,763 for the year ended October 30, 2005 compared to $3,751 for the year ended October 31, 2004 as the result of increased cash deposits on hand.

Gain (loss) on sale of assets. For the year ended October 30, 2005 we had a small gain of approximately $2,000 on equipment sales while for the year ended October 31, 2004 we had a loss of approximately $20,000 for a truck that was abandoned.

Other income. Other income increased for the year ended October 30, 2005 by almost $13,000 to $29,754 primarily from additional discounts taken on early payments of inventory purchased.

Net income. Net income for the year ended October 30, 2005 decreased by $86,164 or 66% to $45,291 compared to $131,455 for the year ended October 31, 2004 as the result of higher selling, general and administrative expenses which more than offset the higher gross profit that was generated in 2005.

Nine Months Ended July 30, 2006 Compared to Nine Months Ended July 31, 2005.

The nine months ended July 30, 2006 reflects Goodtime Action Amusement Partners, L.P. and includes all of its Subsidiaries from the date of acquisition on October 31, 2005. The nine months ended July 31, 2005 reflects K&B only and does not include any results for Goodtime Action Amusement Partners, L.P. and its Subsidiaries.

Revenues. The Company’s gross revenues increased by 19.2% to $13,459,436 from $11,292,297 for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005. Revenue generated by the amusement centers which were not open during the nine months ended July 31, 2005 accounted for $1,581,557 of the increase. The remaining $585,582 increase was primarily due to the increase in pull tab sales from bingo supply and services compared to the nine months of 2005. The Company spent $41,360 on promotions for amusement centers for the nine months ended July 30, 2006 with no comparable amount in 2005.

Cost of Sales. The cost of sales for the nine months ended July 30, 2006 was $6,470,362 or 54.5% of sales compared to $6,445,117 or 57.1% for the nine months ended July 31, 2005, a decrease of 2.6% that was primarily due to increased tab sales as a percentage of total sales and improved margins on branded tabs.

Operating Expenses for bingo supply and services. The operating expenses for bingo supply and services were $2,876,828 an increase of 7.4 % for the nine months ended July 30, 2006 compared to $2,678,391 for the nine months ended July 31, 2005. The increase was primarily the result of higher salaries and professional fees.

Operating Expenses for Ace Gaming Amusement Centers. The operating expenses for amusement centers were $1,534,083 for the nine months ended July 30, 2006. There is no comparable amount for the nine months ended July 31, 2005 due to the Ace Gaming Amusement Centers not being open during that period.

Corporate overhead. Corporate overhead increased by $972,639 or 76.5% to $2,244,703 for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005. This increase was primarily the result of the additional corporate expenses added to build the infrastructure to support Ace Gaming Amusement Centers and to merge into a public company. These additional expenses include salaries, health insurance, professional and legal fees, travel and office expense.

Depreciation and amortization. Depreciation and amortization increased by $344,257 or 137% for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005 primarily due to the opening of the Ace Gaming Amusement Centers containing equipment and machines.

Interest Income. Interest income increased by $3,664 or 60% for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005 as the result of increased cash deposits in the bank.

Interest Expense. Interest expense for the nine months ended July 30, 2006 increased $46,690, of which $33,789 was due to the related party notes payable. For the nine months ended July 31, 2005 there were no notes payable.

Gain (loss) on sale of assets. For the nine months ended July 30, 2006 we had a gain of $15,128 on equipment sales while for the nine months ended July 31, 2005 we had a gain of $2,109 for equipment sales.

Other Income. Other income, which primarily results from discounts taken on early payments of inventory purchased, decreased by $12,744 for the nine months ended July 30, 2006 compared to the nine months ended July 31, 2005.

Net Income (Loss). Net loss for the nine months ended July 30, 2006 was $(811,436) compared to net income of $420,390 for the nine months ended July 31, 2005, primarily as the result of additional costs associated with building the infrastructure of the Company and a substantially higher provision for income taxes.

Liquidity and Capital Resources

Historical Cash Flows

The following table sets forth our consolidated net cash provided by (used in) operating, investing and financing activities for the nine-month periods ended July 30, 2006 and July 31, 2005.

	Nine Months Ended
	July 30, 2006	July 31, 2005

Net cash provided by (used in):
Operating activities	$230,923	$760,685
Investing activities	$(1,383,566)	$(540,998)
Financing activities	$1,906,205	$(4,883)

Operating activities. Net cash provided by operating activities during the nine month period ended July 30, 2006 decreased by $529,762 compared to the nine month period ended July 31, 2005 mainly due to the $1,231,826 decrease in net income resulting from the additional operating and infrastructure costs related to the Ace Gaming Amusement Centers.

Investing Activities. Net cash used in investing activities during the nine month period ended July 30, 2006 increased by $842,568 primarily due to an increase of $1,687,800 resulting from the acquisition of equipment used in the amusement centers versus approximately $236,000 for the purchase of a business in the prior year offset by cash acquired in a business acquisition of approximately $536,000 in 2006.

Financing Activities. Net cash provided by financing activities during the nine month period ended July 30, 2006 increased to $1,906,205 compared to a net cash used of $4,883 for the nine month period ended July 31, 2005. The cash provided was the result of $1,600,000 in notes payable from related parties, borrowings from our line of credit of $600,000 and capital contributions of $667,601, offset by payments on a capital lease and notes payable of $661,396 and payments on the bank line of credit of $300,000.

Future Sources and Uses of Cash

We expect that our future liquidity and capital requirements will be affected by:

•	capital requirements related to opening new Ace Gaming Amusement Centers;
•	debt service and lease obligations;
•	working capital requirements; and
•	acquisitions.

We expect that our future sources of cash will come from cash flow from operations and equipment financing.

Indebtedness

On July 27, 2006 we increased our revolving credit facility to $900,000 from $300,000. On October 18, 2006, we paid an outstanding balance of $600,000 using a portion of the proceeds of our private placement of Series A Convertible Preferred Stock. Interest accrues on the principal based upon the Wall Street Journal prime lending rate index plus 1% and is payable monthly. The revolving credit facility is secured by all inventory and accounts receivable of the Company. The revolving credit facility is guaranteed by a shareholder of the Company. As of the date of this prospectus, we had no debt outstanding under the revolving credit facility.

Goodtime Action Amusement Partners, L.P. has promissory notes payable to Ken Griffith and Knowles Cornwell in the amounts of $372,000 and $228,000 respectively, each are due on November 11, 2007. Goodtime Action Amusement Partners, L.P. also has a note payable to Gordon Graves in the amount of $600,000 that is due on January 20, 2008. The rate on all three notes is the applicable long-term federal rate as of the date of the notes, which was 4.48% and 4.64% annually.

In March 2006, Assured Stored Value L.P. a subsidiary of Goodtime Action Amusement Partners, L.P. acquired for internal use, intellectual property and certain other assets from a service provider through the assumption of certain liabilities totaling $900,000. Approximately $540,000 of the liabilities were satisfied prior to the date of this report. The remaining liability is in the form of a 6% promissory note. The amount of the promissory note is $606,000 and matures on September 30, 2007. Principal of approximately $257,000 was paid on the promissory note through September 30, 2006 and the remaining principal balance of approximately $349,000 is payable quarterly in four remaining payments beginning December 31, 2006. The note is secured by the intellectual property and other assets of Assured Stored Value L.P. that were acquired from the service provider.

Goodtime Action Amusement Partners, L.P. entered into a $1 million capital lease with a leasing company on April 26, 2006 to lease $1 million of equipment for the Ace Gaming Amusement Centers. The term of the lease is forty eight months with a monthly payment of $25,717, including interest at a rate of 11.2%. The capital lease is secured by the underlying equipment and has a principal balance outstanding as of October 29, 2006 of $872,332. At the expiration of the term of the lease the equipment may be purchased at fair market value.

Goodtime Action Amusement Partners, L.P. entered into a capital lease with a leasing company in August 2006, to lease $357,505 worth of equipment for the Ace Gaming Amusement Centers. The term of the lease is forty eight months with a monthly payment of $9,194, including interest at a rate of 11.2%. The capital lease is secured by the underlying equipment and has a principal balance outstanding as of October 29, 2006 of $336,387. At the expiration of the term of the lease the equipment may be purchased at fair market value.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Contractual Obligations

The following table sets forth the estimates of our contractual obligations as of July 30, 2006 to make future payments in fiscal year 2006 which is for three months and full fiscal years 2007 through fiscal year 2011 and thereafter: The table does not reflect our October 2006 repayment of all amounts outstanding under our revolving credit facility.

	Three months end	yr end	yr end	yr end	yr end	yr end
Contractual Obligations as of July 30, 2006	Oct-06	Oct-07	Oct-08	Oct-09	Oct-10	Oct-11	Total
Bank Line of Credit	$-	$300,000	$-	$-	$-	$-	$300,000
Capital lease obligations - including interest	77,153	308,612	308,612	308,612	128,591		1,131,580
Operating lease obligations	88,500	390,000	390,000	198,000	123,000	90,000	1,279,500
Long-term debt obligations	86,082	353,952	1,206,028	4,360	-	-	1,650,422
Purchase obligations on system development	27,000	-	-	-	-	-	27,000
Interest obligation on fixed-rate debt	54,344	65,741	12,369	58	-	-	132,512

	$333,079	$1,418,305	$1,917,009	$511,030	$251,591	$90,000	$4,521,014

LEGAL PROCEEDINGS

Management is not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. Except as set forth below, none of our directors, officers or affiliates (i) are a party adverse to us in any legal proceedings, or (ii) have an adverse interest to us in any legal proceedings. Management is not aware of any other legal proceedings pending or that have been threatened against us or our properties.

Gordon Graves is a party to an arbitration under the jurisdiction of Judge Paul Davis, Austin, Texas, as arbitrator, styled Multimedia Games, Inc. vs. Gordon Graves (the “Arbitration”). In the Arbitration, Multimedia Games, Inc. (“MGAM”) has made a number of allegations against Mr. Graves arising out of his involvement with the Company’s operation of AWP entertainment centers and related activities. Specifically, MGAM has alleged that such activities violate the non-solicitation and non-competition provisions in Mr. Graves's Employment Agreement with MGAM, and constitute unfair competition, breach of fiduciary duty and misappropriation of trade secrets. Mr. Graves, through his legal counsel, is vigorously defending these claims and has asserted a number of counterclaims, including breach of contract, fraud and negligent misrepresentation, against MGAM in the Arbitration. Additional information regarding the Arbitration is available upon request.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

The officers and directors of Aces Wired are as follows:

Name	Age	Position
Gordon T. Graves	69	Chairman of the Board of Directors
Kenneth R. Griffith	56	President, Chief Executive Officer and Director
Christopher C. Domijan	50	Executive Vice President and Chief Financial Officer
Knowles B. Cornwell	54	Executive Vice President and Chief Operating Officer
Nicholas F. Holt	48	Chief Accounting Officer and Controller
David E. Danovitch	44	Director
Michael T. Gallagher	66	Director
Martin A. Keane	69	Director
William S. McCalmont	50	Director
John J. Schreiber	66	Director
James J. Woodcock	68	Director
Rexford A. Yeisley	59	Director

Gordon T. Graves. Mr. Graves is our Chairman of the Board and founder. Mr. Graves was formerly Chairman of the Board and Chief Executive Officer of Multimedia Games, Inc (NASDAQ: MGAM). He was Chief Executive Officer from September 1994 until February 2004. During his 10-year tenure, he grew its market capitalization by approximately 9200% from $3M to $277M. He was the first to build the online lotto system and was a pioneer of interactive class II gaming. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consulting and investment company.

Kenneth R. Griffith. Mr. Griffith is our President and Chief Executive Officer. He is the founder of K&B Sales, Inc. dba Goodtime Action Games. Over the past 27 years he has grown K&B into the largest bingo distributor in Texas and implemented the first ever player rewards program for Texas in bingo halls. Mr. Griffith was the first President of the Bingo Distributor Association of Texas.

Christopher C. Domijan. Mr. Domijan is our Executive Vice President and Chief Financial Officer. Prior to joining the Company, Christopher Domijan was the Chief Financial Officer of Nevada Gold & Casinos (AMEX: UWN) . During his five years with Nevada Gold & Casinos, Mr. Domijan also served as Secretary and Treasurer. Mr. Domijan has over twenty years of financial management experience, including nine years as CFO for companies in the hospitality and financial services industries.

Knowles B. Cornwell. Mr. Cornwell, CPA, is our Executive Vice President and Chief Operating Officer. Prior to the merger, he was responsible for sales at K&B’s electronic bingo division, a position he has occupied since 1997. He is currently a member of the Texas Lottery Commission’s Bingo Advisory Committee. He is also a founding member of BKR Cornwell Jackson, a public accounting firm based in Dallas, Texas.

Nicholas F. Holt. Mr. Holt, CPA, is our Chief Accounting Officer and Controller. For the past seven years, Mr. Holt has served as the CFO for K&B sales. During this time he has been instrumental in enacting improvements in inventory management, developing networks for all locations, and managing the Company’s accounting and finance functions. Prior to joining K&B Sales, Mr. Holt spent fourteen years in public accounting.

David E. Danovitch, Director. Mr. Danovitch is a partner in the law firm Gersten Savage, LLP in New York City, where he specializes in corporate finance, securities, mergers and acquisitions, and broker-dealer regulatory and compliance. Between 2002 and 2003, he served as both Executive Vice President and Chief Financial Officer and later President and Chief Executive Officer for ioWave, Inc., a multinational telecommunications company. From 1999 to 2002, Mr. Danovitch was a Senior Partner of NewWest Associates, LLC, and international business consulting firm, and Del Rey Investments, LLC, a merchant banking firm.

Michael T. Gallagher, Director. Mr. Gallagher is a board certified, personal injury trial lawyer and principal of The Gallagher Law Firm in Houston, Texas. He is a past President of the Texas Trial Lawyers Association. Mr. Gallagher has served on numerous government appointed committees, including workers compensation, tenure of judges, speedy trials, and grievance oversight.

Martin A. Keane, Director. Mr. Keane has served as the Vice President of Genetic Programming Inc., a genetic programming research company since 2000. From 1986 to present, he has also worked as an engineering and management consultant in the design of several systems. From 2000-2004, Mr. Keane also served as a member of the Board of Directors of Multimedia Games Inc. Mr. Keane is the author of several United States patents.

William S. McCalmont, Director. Since August of 2003, Mr. McCalmont has served as the Executive Vice President and Chief Financial Officer of ACE Cash Express, Inc.,. From January 2002 through August 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group, a consulting firm. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., a supplier of furnished, fully supported office space, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002.

John J. Schreiber, Director. Mr. Schreiber has worked as a gaming and security consultant since 1998 in Las Vegas, Nevada.

James J. Woodcock, Director. Since 1981, Mr. Woodcock has been the owner and CEO of Hy-Bon Engineering Company, based in Midland, Texas. Hy-Bon is an engineering firm and manufacturer of vapor recovery, gas boosters, and casing pressure reduction systems for the oil industry. Mr. Woodcock has been a director since 2002 and Chairman of the Teton Energy Corp’s Compensation Committee since 2003 and Chairman of the Company since February 2005. From 1997 to 2002, Mr. Woodcock was the chairman of Transrepublic Resources, a private oil and gas exploration firm located in Midland Texas. From 1996 until 2003, Mr. Woodcock was a board member and Chairman of the Board of Renovar Energy, a private waste to energy firm located in Midland Texas.

Rexford A Yeisley. Mr., Yeisley served as Chief Financial Officer of Grand Sierra Resort Corp. (Reno, NV) from January 2006 to July 2006. Mr. Yeisley previously served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary for the Isle of Capri Casinos, Inc (Biloxi, MS) from December 1995 to December 2005.

EXECUTIVE COMPENSATION

The following table sets forth for the periods indicated the compensation the Company paid Kenneth Griffith, our Chief Executive Officer, and each of our other most highly compensated executive officers during the year ended October 30, 2005.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards*	Securities Underlying Options

Kenneth R. Griffith Chief Executive Officer	2005 2004 2003	408,457 — —	829,493 — —		—

Knowles B. Cornwell Chief Operating Officer	2005 2004 2003	384,457 — —	585,172 — —		—

Christopher C. Domijan Chief Financial Officer	2005 2004 2003	0 — —	— — —		—

Nicholas F. Holt Chief Accounting Officer	2005 2004 2003	119,273 — —	30,000 — —		—

* These officers were originally issued partnership interests of Goodtime. The partnership interests were exchanged for the number of shares of our common stock indicated in the table above following the share exchange.

Mr. Griffith loaned to the Company approximately $620,000 of the compensation paid to him in 2005 as start-up capital, of which approximately $372,000 is outstanding. Mr. Cornwell loaned to the Company approximately $380,000 of the compensation paid to him in 2005 as start-up capital, of which approximately $228,000 is outstanding. Furthermore, the base salaries for Messers. Griffith and Cornwell have been reduced to $350,000 each during fiscal year 2006. Mr. Domijan’s 2006 base salary is $230,000. Mr. Holt’s 2006 base salary was increased to $150,000.

 Option Grants in Last Fiscal Year

No options were granted to any of the individuals named in the Summary Compensation Table during 2005.

Aggregated Option Exercises in Fiscal 2005 and FY-End Option Values

None of the individuals named in the Summary Compensation Table held any options to purchase our common stock or the partnership interests of Goodtime as of December 31, 2005.

Director Compensation

Our directors do not receive any cash compensation for their service on the Board of Directors, but were given profits interests in the partnership of Goodtime. (Please see the table set forth in the section of this Current Report entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”) Our directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

Employment Agreements

Goodtime entered into an Employment Agreement, dated as of October 31, 2005 (the “Employment Agreement”), with Christopher Domijan, our Executive Vice President and Chief Financial Officer. The Employment Agreement provides for an initial term through May 1, 2007. Under the terms of the Employment Agreement, Mr. Domijan is to receive an annual base salary of $150,000, which is subject to annual adjustments at the direction of the board of directors. The compensation committee has approved an increase of Mr. Domijan’s base salary from $150,000 to $230,000 effective July 16, 2006. Also, as part of the original Employment Agreement, Mr. Domijan received a limited partnership interest in Goodtime of 5.00%. As a result of the Share Exchange Agreement, Mr. Domijan’s limited partnership interest of Goodtime was exchanged for 360,847 shares of common stock in the Company.

In the event that Mr. Domijan’s employment is terminated for any reason, including as a result of his death or for “cause” he or his heirs will be entitled to his accrued and unpaid base salary through the date of his termination. Mr. Domijan is the only employee of the Company that has an employment agreement.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of common stock held of record as of October 4, 2006, by (1) all persons who are owners of 5% or more of our common stock, (2) each of our named executive officers (see “Summary Compensation Table”), (3) each director, and (4) all of our executive officers and directors as a group. Except as otherwise noted, the address for each person listed is the address of our principal executive offices located at 12225 Greenville Avenue, Suite 861, Dallas, Texas 75243.

	SHARES BENEFICIALLY OWNED
	Number		Percent (%)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Gordon T. Graves	2,917,746	[1]	30.36%
Kenneth R. Griffith	2,013,541		20.95%
Knowles B. Cornwell	1,234,106		12.84%
Christopher C. Domijan	360,847	[2]	3.75%
Nicholas F. Holt	360,847	[2]	3.75%
David E. Danovitch*	50,824	[3]	0.53%
Michael T. Gallagher*	50,824	[3]	0.53%
Martin A. Keane*	50,824	[3]	0.53%
William S. McCalmont*	50,824	[3]	0.53%
John J. Schreiber*	50,824	[3]	0.53%
James J. Woodcock*	50,824	[3]	0.53%
Rexford A. Yeisley*	50,824	[3]	0.53%

All directors and executive officers as a group (12 persons)	7,242,855		75.36%

[1]	This amount includes 400,000 shares of Series A Convertible Preferred Stock beneficially owned by Mr. Graves.

[2]
38,118 of these shares vested as of December 31, 2005. The remaining amount has vested or will vest as follows: 152,472 vest in equal quarterly installments of 38,118 shares on the last day of each fiscal quarter commencing with the quarter beginning January 1, 2006 and ending March 31, 2006, and continuing for the succeeding three quarters. The remaining 170,257 shares vest on March 31, 2007. Each of Messrs. Domijan and Holt must be stockholders and employed by or on behalf of the Company on each vesting date for each vesting increment to occur. Each stockholder may vote his entire shares pending vesting, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof. Shares may be diluted as the result of the issuance of additional shares of stock by the Company.

[3]
These shares vest as follows: 25,412 of these shares shall vest on August 3, 2007, and the remaining 25,412 shares shall vest on August 3, 2008. Each of Messrs. Danovitch, Gallagher, Keane, Schreiber, Woodcock and Yeisley must be a stockholder and be a director of the Company or an affiliate of the Company on each vesting date for each vesting increment to occur. Each of Messers. Danovitch, Gallagher, Keane, Schreiber, Woodcock and Yeisley may vote his entire shares pending vesting, until such time as it becomes apparent that vesting will not occur as to such shares, or any portion thereof. Shares may be diluted as the result of the issuance of additional shares of stock by the Company.

*	Less than 1%.

Each of Messrs. Graves, Griffith, Cornwell, Domijan, Holt, Danovitch, Gallagher, Keane, McCalmont, Schreiber, Woodcock and Yeisley (collectively the “Holders”) is a party to a Lock-Up Letter Agreement, whereby each stockholder agrees that, without the prior written consent of Merriman Curhan Ford & Co. (which consent may be withheld in its sole discretion), he, will not, during the period commencing on the date of the letter agreement and ending on the earlier of (a) 180 days after the date the Registration Statement (as defined in the Purchase Agreement) is declared effective, or (b) two years from the date hereof ((a) and (b), each a “Lock-Up Period”), (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of (including, without limitation, any short sale), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), lend or otherwise dispose of or transfer any Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Holders, or publicly announce the Holders’ intention to do any of the foregoing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Holders, or publicly announce the Holders’ intention to do any of the foregoing, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock of the Company or such other securities, in cash or otherwise ((i) or (ii), each a “Disposition”).

The restriction has been expressly agreed to preclude each Holder from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of the Company’s Common Stock or securities convertible into, exchangeable, or exercisable for Common Stock during the Lock-up Period, even if such securities would be disposed of by someone other than the Holders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Notes Payable

The Company has borrowed $372,000 from Kenneth R. Griffith that was used for start-up capital. The interest rate on the note is 4.48% and is due in November, 2007.

The Company has borrowed $228,000 from Knowles B. Cornwell that was used for start-up capital. The interest rate on the note is 4.48% and is due in November, 2007.

The Company has borrowed from Gordon T. Graves $600,000 that was used for start-up capital. The interest rate on the note is 4.64% and is due in January, 2008.

Lease Obligations

The Company is the lessee and Mr. Griffith is the lessor on the Company’s office/warehouse facility at 11827 Judd Ct., Dallas, TX. The monthly lease is $7,500 and the lease expires October 31, 2008.

The Company is the lessee and Texaco Rd., LP is the lessor on the Company’s office/warehouse facility located at 12511 Texaco Rd., Houston, TX. Texaco Rd., LP is a partnership that is owned by Mr. Griffith and Mr. Cornwell. The monthly lease payment is $5,000 and the lease expires January 31, 2010.

The Company is the lessee and 4967 Space Center, LP is the lessor on the Company’s office/warehouse facility located at 4967 Space Center, San Antonio, TX. 4967 Space Center, LP is a partnership that is owned by Mr. Griffith and Mr. Cornwell. The monthly lease payment is $3,500 and the lease expires October 31, 2008.

Other Related Transactions

A subsidiary of the Partnership has a services agreement entered into January 1, 2005 with Graves Management, Inc. (“Graves”) an affiliate, under which Graves manages the day-to-day operations of the subsidiary. Effective October 31, 2005 the agreement was amended by removing the $35,000 monthly fee and replacing it with a requirement to reimburse Graves for actual expenses incurred. The subsidiary has paid Graves expenses in the amount of $81,250 during the twelve-month period ended October 29, 2006 for the reimbursement of an employee of Graves that performs work for Goodtime. The agreement may be terminated by either party without penalty by giving 30 days written notice.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. Please read “Selling Stockholders” for a list of the persons that will receive proceeds from the sale of common stock owned by them pursuant to this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Prior to _____________, 2006 there was no public trading market for our common stock or other securities. On ___________, 2006, our common stock became quoted on the Over-the-Counter Bulletin Board under the symbol “_________.” The high and low monthly closing prices from such date through the date of this prospectus are set forth in the table below:

	High	Low

Month Ending ______________, 2006
Month Ending ______________, 2006

As of the date of this prospectus, there were ______________ stockholders of record of the common stock (which does not include the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Dividends

The Company has not paid any dividends on its capital stock and does not expect to pay dividends for the foreseeable future.

SELLING STOCKHOLDERS

	Number of Shares Owned Before Offering		Number of Shares Owned After Offering
Selling Stockholders	Number of Shares	Percent of Class	Number of Shares	Percent of Class

RSA Capital (1)	200,000	2.08	0	0
MCF Investment Fund II, LLC (2)	52,000	0.54	0	0
Joe Abrams	10,000	0.10	0	0
Graves Management Retired Benefit Plan	220,000	2.29	0	0
Gordon T. Graves	180,000	1.87	0	0
Helaine Kaplan	50,000	0.52	0	0
Michael Miller	50,000	0.52	0	0
Neil Ragin	15,000	0.16	0	0
Clarence Thiesen & Mara Thiesen JTWROS	10,000	0.10	0	0
Highline Capital International, Ltd. (3)	64,565	0.67	0	0
Highline Capital Partners QP, LP (3)	26,750	0.28	0	0
Highline Capital Partners, LP (3)	8,685	0.09	0	0
Futurtec, L.P. (4)	15,000	0.16	0	0
Core Fund, L.P. (5)	10,000	0.10	0	0
U.S. Bank, FBO Brazos Micro Cap Fund (6)	200,000	2.08	0	0
BWMG LLC (7)	50,000	0.52	0	0
G2 Investment Partners (8)	50,000	0.52	0	0
Permal Special Situations, LTD (9)	27,000	0.28	0	0
SLS Offshore Fund, LTD (9)	189,000	1.97	0	0
SLS Investors, LP (9)	153,000	1.59	0	0
SLS BPI Fund, LTD (9)	31,000	0.32	0	0
Growth Ventures Inc. Pension Plan & Trust (10)	4,364	0.05	0	0
Claudia McAdam	13,090	0.14	0	0
Nicholas McAdam	8,727	0.09	0	0
Vail Investments, LLC (11)	17,454	0.18	0	0
Natalie Shahvaran	279,245	2.91	0	0

TOTAL	1,934,880	20.13%	0	0%

(1)	Greg Kassanoff has voting control and investment power over the shares held by this selling stockholder.

(2)
MCF Investment Fund Management, LLC (“MCF”) is the investment manager to this selling stockholder. Steve Foland, John Hiestand, and Christopher Aguilar are the individuals responsible for managing MCF, and as such have investment power and control over the shares held by this selling stockholder.

(3)	Jacob Doft has voting control and investment power over the shares held by this selling stockholder.

(4)
Futurtec Capital Corporation (“Futurtec Capital”) is the General Partner of this selling stockholder. Ido Klear is the President of Futurtec Capital and as such has investment power and voting control over the shares held by this selling stockholder.

(5)	David Baker has voting control and investment power over the shares held by this selling stockholder.

(6)	Jamie Cuellar has voting control and investment power over the shares held by this selling stockholder.

(7)	Oded Aboodi has voting control and investment power over the shares held by this selling stockholder.

(8)	Richard Goldstein and Bruce Greenwald have voting control and investment power over the shares held by this selling stockholder.

(9)	Scott Swid has voting control and investment power over the shares held by this selling stockholder.

(10)	Gary McAdam has voting control and investment power over the shares held by this selling stockholder.

(11)	Bob Strahl has voting control and investment power over the shares held by this selling stockholder.

DESCRIPTION OF SECURITIES

Our total authorized capital stock consists of 45,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of Series A Convertible Preferred Stock, par value $.001 per share. After the closing of the acquisition and the closing of the private placement 8,000,000 shares of common stock were issued and outstanding, and 5,000,000 shares of Preferred Stock had been designated as Series A Convertible Preferred Stock, of which 1,612,000 shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on our ability to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of our dissolution, liquidation or winding up, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of our liquidation.

Series A Convertible Preferred Stock

We have designated 5,000,000 shares of our preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”), of which 1,612,000 shares were issued in an offering that we closed immediately following the consummation of the share exchange. Each share of Series A Preferred Stock automatically converts into one share of common stock upon the effectiveness of a registration statement relating to the shares of common stock of the Corporation that the shares of Series A Preferred Stock are convertible into (the “Registration Statement”). Upon the occurrence of a stock split, stock dividend, combination of our common stock into a smaller number of shares, issuance of any of our shares or other securities by reclassification of our common stock, merger or sale of substantially all of our assets, the conversion ratio will be adjusted so that the conversion rights of the holder of the Series A Preferred Stock will be equivalent to the conversion rights of such stockholders prior to such event.

The Series A Preferred Stock bears a dividend equal to 0.5% of the purchase price per share per 30-day period upon the occurrence and continuation of the following events:

•	if the Registration Statement is not filed by the Corporation with the Commission on or prior to the date that is 30 days following the issuance of the Series A Preferred Stock;

•	if the Registration Statement is not declared effective by the Commission by the date that is 150 days following the date of issuance of the Series A Preferred Stock;

•
if the holders of Series A Preferred Stock shall be prohibited from selling the shares of common stock of the Corporation that the shares of Series A Preferred are convertible into under the Registration Statement as a result of a suspension of more than 60 consecutive days or suspensions of more than 90 days in the aggregate in any 12-month period;

Notwithstanding the foregoing provisions, in no event shall the Corporation be obligated to pay such dividends in an aggregate amount that exceeds 10% of the purchase price of the Series A Preferred Stock.

In the event of our dissolution, liquidation or winding up, the holders of the Series A Preferred Stock will receive, in priority over the holders of common stock, a liquidation preference equal to the purchase price of such shares plus accrued dividends thereon.

The Series A Preferred Stock is not redeemable. A more detailed description of the rights and preferences of the holders of Series A Preferred Stock is set forth in the Certificate of Designation filed as Exhibit 4.1 to this Registration Statement.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation eliminate the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law. Additionally, we have included in our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by the Nevada Revised Statutes The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, the company has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the resale of certain shares of common stock offered by this prospectus on behalf of the selling stockholders. As used in this prospectus, the term “Selling Stockholders” include donees, pledges, transferees and other successors-in-interest selling shares received from the Selling Stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the Selling Stockholders.

Sales of shares of common stock offered hereby may be effected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions), including but not limited to the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock (including shares of common stock not outstanding but issuable to them) covered by this prospectus, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the Selling Stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by Weaver and Tidwell, LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing, to the extent and for the periods indicated in their report appearing elsewhere herein.

We have not hired any experts on a contingent basis in relation to this registration statement. The validity of the shares of common stock offered pursuant to this offering will be passed upon for us by Thompson & Knight LLP.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On or about October 4, 2006, our Board of Directors dismissed Hawkins Accounting as our independent accountant and engaged Weaver and Tidwell, LLP, the accountants of Goodtime prior to October 4, 2006, as our new independent accountants.

The audit reports of Hawkins Accounting on the financial statements of the OEF Corporate Solutions, Inc. as of December 31, 2005 and 2004 and for the years then ended did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports were prepared assuming “the Company will continue as a going concern” and stated that “as discussed in Note 1 to the consolidated financial statements, the Company had accumulated a deficit of $121,718 since its inception and has a working capital deficit of $34,382 as of June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the two most recent fiscal years of the Company and the subsequent interim periods through June 30, 2006 and through October 4, 2006 (the date of dismissal), there were no disagreements between the Company and Hawkins Accounting as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hawkins Accounting, would have caused Hawkins Accounting to make reference in their reports on the financial statements for such years to the subject matter of the disagreement.

WHERE YOU CAN FIND MORE INFORMATION

We file information statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference room in Washington, D.C. located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including us. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at www.sec.gov.

This prospectus is part of a registration statement on Form SB-2 we have filed with the Securities and Exchange Commission under the Securities Act of 1933.

You may request a copy of our filings, at no cost, by writing or telephoning us at:

Aces Wired, Inc.
12225 Greenville Avenue, Suite 861
Dallas, Texas 75243
(214) 261-1963

FINANCIAL STATEMENTS

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Financial Statements

October 30, 2005 and for the Period from
Inception (September 26, 2005)

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Table of Contents
Page(s)
Report of Independent Registered Public Accounting Firm	F-3

Balance Sheet as of October 30, 2005	F-4

Statement of Operations for the period from inception (September 26, 2005)
through October 30, 2005	F-5

Statement of Changes in Partners’ Capital (Deficit) for the period from inception
(September 26, 2005) through October 30, 2005	F-6

Statement of Cash Flows for the period from inception (September 26, 2005)
though October 30, 2005	F-7

Notes to Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Goodtime Action Amusement Partners, L.P.

We have audited the accompanying balance sheet of Goodtime Action Amusement Partners, L.P. (the “Company”) (a development stage company) as of October 30, 2005 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the period from inception (September 26, 2005) through October 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Goodtime Action Amusement Partners, L.P. as of October 30, 2005, and the results of its operations and its cash flows for the period from inception (September 26, 2005) through October 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
July 14, 2006

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Balance Sheet

October 30, 2005

Assets

Current assets
Accounts receivable - related parties	$10,461

Total current assets	10,461

Total assets	$10,461

Liabilities and Partners’ Capital (Deficit)
Current liabilities
Accounts payable	$5,543
Accounts payable-related party	18,126

Total current liabilities	23,669

Commitments and contingencies

Partners’ capital (deficit)
General partner	(1)
Limited partners	(13,207)

Total partners’ capital (deficit)	(13,208)

Total liabilities and partners’ capital (deficit)	$10,461

See accompanying notes to financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Statement of Operations

For the Period from Inception (September 26, 2005) through October 30, 2005

Selling, general and administrative expenses	$13,208

Net loss	$(13,208)

Allocation of net loss
General	$(1)
Limited partners	(13,207)

Net loss	$(13,208)

See accompanying notes to financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Statements of Changes in Partners’ Capital (Deficit)

For the Period from Inception (September 26, 2005) through October 30, 2005

	General Partner	Limited Partners	Total Partners Capital (Deficit)
Balance, September 26, 2005	$-	$-	$-
Capital contributions	200	-	200
Partner’s subscription receivable	(200)	-	(200)
Net loss	(1)	(13,207)	(13,208)
Balance, October 30, 2005	$(1)	$(13,207)	$13,208

See accompanying notes to financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Statement of Cash Flows

For the Period from Inception (September 26, 2005) through October 30, 2005

Cash flows from operating activities
Net loss	$(13,208)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Change in operating assets and liabilities
Accounts receivable - related parties	(10,461)
Accounts payable	5,543
Accounts payable-related party	18,126

Net cash provided by (used in) operating activities	-

Cash - beginning of fiscal year	-

Cash - end of fiscal year	$-

See accompanying notes to financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Notes to Financial Statements

Note 1 - Nature of Organization and
Summary of Significant Accounting Policies

Organization

Goodtime Action Amusement Partners, L.P. (the “Partnership”), a Texas limited partnership, was formed on September 26, 2005 through the execution of a Limited Partnership Agreement (the “Partnership Agreement”). The general partner is Amusement Innovation Partners LLC (“AIPLLC” or the “General Partner”). The purpose of the Partnership is (a) to own 100% of the equity interests of Aces Wired, LLC, as a wholly owned subsidiary; (b) to own 100% of the stock of K&B Sales, Inc. as a wholly owned subsidiary; (c) to acquire, own, develop, operate, lease and manage, directly and through subsidiaries, amusement centers offering games and related amusements and concessions, throughout the State of Texas and such other states as the General Partner may from time to time determine, and (d) to own, operate, and manage, directly and through subsidiaries, the bingo supply and distribution business and other business of K&B Sales, Inc., throughout the State of Texas and such other states as the General Partner may from time to time determine. The Partnership will terminate on December 31, 2050, unless dissolved sooner pursuant to the terms of the Partnership Agreement. The activities of the Partnership are governed by the terms of its Partnership Agreement. The Partnership is comprised of the following ownership structure:

General Partner 0.01%
Limited Partners 99.99%

The Partnership has been in the development stage since September 26, 2005 (inception) and as of October 30, 2005, has yet to commence commercial operations or generate any revenues. The Company’s primary activities since inception have been raising capital to fund activities of the amusement game entertainment facilities business.

Basis of presentation

The Partnership’s financial statements, and the notes to financial statements, are prepared in accordance with U.S. generally accepted accounting principles.

Fiscal year

The Partnership uses a 52 or 53 week year and its fiscal year ends the last Sunday in October. The fiscal year for the financial statements presented consist of the period from inception (September 26, 2005) through October 30, 2005.

Cash and cash equivalents

For purposes of the statement of cash flows, the Partnership considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Pre Operating Cost

The Partnership follows the guidance of Statement of Position (“SOP”) 98-5, “Reporting on the Costs of Start Up Activities” which requires costs associated with start up activities to be expensed as incurred.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Notes to Financial Statements

Note 1 - Nature of Organization and
Summary of Significant Accounting Policies (Continued)

Income taxes

The Partnership is treated as a partnership for Federal income tax purposes; therefore, it is not taxed. Each member is taxed separately on their distributive share of the partnership’s income whether or not that income is actually distributed.

Use of estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in the financial statements.

Recently issued accounting pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and SFAS NO. 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The Partnership has no stock-based compensation plans so the Partnership expects the adoption of SFAS No. 123(R) to have no impact on its financial statements. The adoption of SFAS No. 123(R) becomes effective as of the beginning of the first annual reporting period that begins after June 15, 2005.

In December 2004, SFAS No. 153, “Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 26,” is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions” and replaces it with an exception for exchanges that do not have commercial substance. The Partnership expects the adoption of SFAS No. 153 to have no impact on its financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement. The Partnership is required to adopt Interpretation No. 47 prior to the end of the fiscal year ending October 29, 2006. The Partnership expects the adoption of Interpretation No. 47 to have no impact on its financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P.
(A Development Stage Company)

Notes to Financial Statements

Note 1 - Nature of Organization and
Summary of Significant Accounting Policies (Continued)

Recently issued accounting pronouncements (continued)

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Partnership expects the implementation of SFAS No. 154 to have no impact on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments “ an amendment of SFAS No. 133 and SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. The statement was issued to clarify the application of SFAS No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. The statement eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Partnership expects the adoption of SFAS No. 155 to have no impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” an amendment of SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The Partnership expects the adoption of SFAS No. 156 to have no impact on its financial statements.

Note 2 - Related Party Transactions

During the fiscal year ended October 30, 2005, the Partnership paid $10,461 in start-up expenses for three affiliated companies, which is included in accounts receivable - related parties.

During the fiscal year ended October 30, 2005, an affiliated company paid $18,126 in start-up expenses for the Partnership, which is included in accounts payable-related party.

Note 3 - Partners’ Capital

The Partnership’s net income or loss is allocated to the partners’ capital accounts in the manner specified in the Partnership Agreement.

Note 4 - Commitments and Contingencies

Litigation

From time to time, the Partnership is involved in legal matters incidental to its business, which on occasion may involve claims for monetary amounts, some but not all, of which would be covered by insurance. Uninsured losses, if any, that may result from such claims are not expected to have a material adverse impact on the financial statements of the Partnership.

Note 5 -  Subsequent Events

Effective October 31, 2005, the members of ACES Wired, LLC, contributed the 10,000,000 outstanding member units of ACES Wired, LLC, in exchange for a 44.995% limited partnership interest in the Partnership. Contemporaneously, the shareholders of K&B Sales, Inc. contributed their 403 outstanding common shares in K&B Sales, Inc. in exchange for a 44.995% limited partnership interest in the Partnership. Effective October 31, 2005, Aces Wired, LLC, and K&B Sales, Inc. became wholly owned subsidiaries of the Partnership.

ACES WIRED, LLC
(A Development Stage Company)

Financial Statements

October 30, 2005 and for the Cumulative Period
From Inception (June 11, 2004)

ACES WIRED, LLC
(A Development Stage Company)

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	F-13

Balance Sheets as of October 30, 2005 and October 31, 2004	F-14

Statements of Operations for the Fiscal Year Ended October 30, 2005, for the period from June 11, 2004 (date of inception) to October 31, 2004 and for the cumulative period from June 11, 2004 (date of inception) to October 30, 2005
F-15

Statements of Changes in Members’ Equity for the Fiscal Year Ended October 30, 2005 and for the period from June 11, 2004 (date of inception) to October 31, 2004	F-16

Statements of Cash Flows for the Fiscal Year Ended October 30, 2005, for the period from June 11, 2004 (date of inception) to October 31, 2004 and for the cumulative period from June 11, 2004 (date of inception) to October 30, 2005
F-17

Notes to Financial Statements	F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of
Aces Wired, LLC

We have audited the accompanying balance sheets of Aces Wired, LLC (the “Company”) (a development stage company) as of October 30, 2005 and October 31, 2004, and the related statements of operations, changes in members’ equity, and cash flows for the fiscal year ended October 30, 2005 and for the period from inception (June 11, 2004) through October 31, 2004 and the cumulative amounts from inception (June 11, 2004) through October 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aces Wired, LLC as of October 30, 2005 and October31, 2004, and the results of its operations and its cash flows for the fiscal year ended October 30, 2005 and for the period from inception (June 11, 2004) through October 31, 2004 and the cumulative amounts from inception (June 11, 2004) through October 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P

Dallas, Texas
June 30, 2006

ACES WIRED, LIC
(A Development Stage Company)

Balance Sheets

	October 30, 2005	October 31, 2004
Assets

Current assets
Cash	$35,221	$-
Accounts receivable	11,720	-
Accounts receivable-related parties1,830
Prepaid expenses	78,449	5,964

Total current assets	127,220	5,964

Property and equipment
Leasehold improvements	-	8,211
Machinery and equipment	384,628	7,883
Software	454,850	95,000

	839,478	111,094

Less: accumulated depreciation	(152,087)	(1,186)

Property and equipment, net	687,391	109,908

Other assets
Restricted deposit	250,000	-

Total assets	$1,064,611	$115,872

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$97,133	$25,561

Total current liabilities	97,133	25,561
Commitments and contingencies—

Members’ equity
Paid-in capital	2,692,536	294,440
Deficit accumulated during development stage	(1,725,058)	(204,129)

Total members’ equity	967,478	90,311

Total liabilities and members’ equity	$1,064,611	$115,872

See accompanying notes to financial statements.

ACES WIRED, LLC
(A Development Stage Company)

Statements of Operations

	Fiscal year Ended October 30, 2005	Period from Inception (June 11, 2004) through October 31, 2004	Cumulative Period from Inception (June 11, 2004) through October 30, 2005
Revenue	$31,312	$-	$31,312
Expenses
Depreciation and amortization	87,435	1,186	88,621
Management fees - related party	350,000	-	350,000
Selling, general and administrative expenses	427,945	202,943	630,888
Total expenses	865,380	204,129	1,069,509
Loss from continuing operations	(834,068)	(204,129)	(1,038,197)
Loss from discontinued operations	(686,861)	-	-
Net loss	$(1,520,929)	$(204,129)	$(1,725,058)

See accompanying notes to financial statements.

ACES WIRED, LLC
(A Development Stage Company)

Statements of Changes in Members’ Equity

For the Fiscal Year Ended October 30, 2005 and for the Period from
Inception (June 11, 2004) through October 30 2004

	Member Units		Paid-In	Deficit Accumulated during Development
	Voting	Nonvoting	Capital	Stage	Total
Balance, June 11, 2004	-	-	$-	$-	$-
Expenses paid by a member contributed as capital	6,500,000	-	177,382	-	177,382
Fixed assets and other contributed by a member as capital	-	-	117,058	-	117,058
Net loss	-	-	-	(204,129)	(204,129)
Balance, October 31, 2004	6,500,000	-	294,440	(204,129)	90,311
Members’ contributions	-	3,500,000	1,975,000	-	1,975,000
Members’ distributions	-	-	(206,952)	-	(206,952)
Expenses paid by a member contributed as capital	-	-	476,051	-	476,051
Fixed assets contributed by a member as capital	-	-	153,997	-	153,997
Net loss	-	-	-	(1,520,929)	(1,520,929)
Balance, October 30, 2005	6,500,000	3,500,000	$2,692,536	$(1,725,058)	$967,478

See accompanying notes to financial statements.

ACES WIRED, LLC

(A Development Stage Company)
Statements of Cash Flows

	Fiscal Year Ended October 30, 2005	Period from Inception (June 11, 2004) through October 31, 2004	Cumulative Period from Inception (June 11, 2004) through October 30, 2005
Cash flows from operating activities
Net loss from continuing operations	$(834,068)	$(204,129)	$(1,038,197)
Net loss from discontinued operations	(686,861)	-	(686,861)
	(1,520,929)	(204,129)	(1,725,058)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	87,435	1,186	88,621
Expenses paid by a member contributed as capital	476,051	177,382	653,433
Change in operating assets and liabilities
Accounts receivable	(11,720)	-	(11,720)
Accounts receivable - related parties	(1,830)	-	(1,830)
Prepaid expenses	(78,449)	-	(78,449)
Accounts payable	71,572	25,561	97,133
Net cash used in operating activities of continuing operations	(291,009)	-	(291,009)
Net cash used in operating activities of discontinued operations	(316,370)	-	(316,370)
Cash flows from investing activities
Purchase of property and equipment	(582,597)	-	(582,597)
Restricted deposit	(250,000)	-	(250,000)
Net cash used in investing activities	(832,597)	-	(832,597)
Net cash used in investing activities of discontinued operations	(292,851)		(292,851)
Cash flows from financing activities
Members’ capital contributions	1,975,000	-	1,975,000
Members’ distribution	(206,952)	-	(206,952)
Net cash provided by financing activities	1,768,048	-	1,768,048
Net cash provided by financing activities of discontinued operations	-	-	-
Net increase in cash	35,221	-	35,221
Cash - beginning of fiscal year	-	-	-
Cash - end of fiscal year	$35,221	$-	$35,221
Non-cash financing activities
Expenses paid by a member contributed as capital	$476,051	$117,382	$653,433
Fixed assets and other contributed by a member	$153,997	$117,058	$271,055

See accompanying notes to financial statements.

Note 1 - Nature of Organization and Summary
of Significant Accounting Policies

Organization

Aces Wired, LLC (the “Company”), a Texas limited liability company, was formed on June 11, 2004 by the execution of the Articles of Organization and Regulations by and between the Company and its then sole member. The Regulations were subsequently amended during July 2005 to incorporate the addition of new members resulting from the sale by its sole member of nonvoting member units. The Company has perpetual existence, but may be terminated at any time by a 60% vote of the members. The Company is engaged primarily in the development of a business for operating amusement game entertainment facilities in Texas.

The Company has been in the development stage since June 11, 2004 (inception) and as of October 30, 2005, has had limited commercial operations. The Company’s primary activities since inception have been activities to develop the amusement game entertainment facilities business such as obtaining legal opinions regarding compliance with Texas law, procuring system and game development software, obtaining a bank to sponsor debit card processing and negotiating agreements.

Basis of presentation

The Company’s financial statements, and the notes to financial statements, are prepared in accordance with U.S. generally accepted accounting principles.

Fiscal year

The Company uses a 52 or 53 week year and its fiscal year ends on the Sunday nearest October 31. The fiscal years for the financial statements presented consist of a 52-week period for the fiscal year 2005 and the period from inception (June 11, 2004) through October 31, 2004.

Fair value

The Company values financial instruments as required by SFAS No. 107, “Disclosures about fair Value of Financial Instruments.” The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash is fair value and the carrying amount of accounts receivable and accounts payable approximate fair value on the date of each balance sheet due to the short term nature of the accounts.

Revenue recognition

Revenue from the operation of amusement game entertainment facilities is recognized and collected daily except for the revenue in El Paso, Texas which is recognized daily but not collected until 10 days after the end of the month.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. At October 30, 2005, the Company had no cash equivalents.

Prepaid expenses

Prepaid expenses include a deposit with a manufacturer of amusement game equipment of $75,000 at October 30, 2005, which is recoverable against future deliveries. If the Company fails to order the total agreed upon number of units, the balance of the deposit will be forfeited. Subsequent to October 30, 2005, the Company and an affiliate ordered a sufficient number of units to recover the deposit.

Note 1 - Nature of Organization and Summary
of Significant Accounting Policies (Continued)

Property and equipment

Property and equipment are stated at cost. Expenditures for major acquisitions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. For financial statement purposes depreciation is computed using the straight-line method over asset lives as follows:

Machinery and equipment	5 years
Software	3 years

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews the carrying amount of property and equipment for events or changes in circumstances that indicate their carrying value may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying values are reduced to the estimated fair value. At October 30, 2005 no impairment was required.

Other assets

Other assets include a $250,000 restricted non-interest bearing deposit with a bank as collateral for the redemption of awards.

Advertising

Advertising costs generally relate to radio, television and billboard advertisements, newspaper inserts and direct mail campaigns and are expensed in the period incurred. Advertising and promotional costs for the fiscal year ended October 30, 2005 and the period from inception (June 11, 2004) through October 31, 2004 were $20,130 and $1,529, respectively.

Pre-operating costs

The Company follows the guidance of Statement of Position C’SOP”) 98-5, “Reporting on the Costs of Start tip Activities”, which requires costs associated with start up activities to be expensed as incurred.

Income taxes

The Company is treated as a partnership for Federal income tax purposes; therefore, it is not taxed. Under Subchapter K of the Internal Revenue Code, each member is taxed separately on their distributive share of the partnership’s income whether or not that income is actually distributed.

Financial instruments and credit risk

Financial instruments which potentially subject the Company to credit risk include cash and trade accounts receivable. The Company maintains its cash with major domestic banks. The terms of these deposits are on demand to minimize risk, but do exceed the insured limit of $100,000 from time to time. The Company has not incurred losses related to these deposits. Trade accounts receivable consist of uncollateralized receivables from one customer located in Texas. The Company routinely assesses the financial strength of its customers, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. During 2005, 100% of revenue from continuing operations relates to one customer.

Use of estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in the financial statements. The most significant estimates include the use of estimates for depreciation and amortization expense. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and SFAS No. 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The adoption of SFAS No. 123(R) becomes effective as of the beginning of the first annual reporting period that begins after June 15, 2005. The Company has no stock-based compensation plans so the Company expects the adoption of SFAS No. 123 (R) to have no impact on its financial statements.

Note 1 - Nature of Organization and Summary
of Significant Accounting Policies (Continued)

Recently issued accounting pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 26”is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No.. 29, “Accounting for Nonrnonetaiy Transactions” and replaces it with an exception for exchanges that do not have commercial substance. The Company expects the adoption of SFAS No. 153 to have no impact on its financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement. The Company is required to adopt Interpretation No. 47 prior to the end of the fiscal year ending October 29, 2006. The Company expects the adoption of Interpretation No. 47 to have no impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company expects the implementation of FAS No. 154 to have no impact on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No. 133 and SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. The statement was issued to clarify the application of SFAS No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. The statement eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a rerneasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company expects the adoption of SFAS No. 155 to have no impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” an amendment of SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The Company expects the adoption of SFAS NO. 156 to have no impact on its financial statements.

Note 2 - Discontinued Operation

In March 2005, the Company initially entered the amusement game facility business by opening a Company owned stand alone facility located in Wichita Falls, Texas. The Company made the decision in July 2005, after operating the Wichita Falls facility for approximately four months, to exit from that business of operating stand alone amusement game centers. The Company subsequently relocated its amusement game equipment to El Paso, Texas in July 2005 to an existing facility owned by a third party that the Company deemed more suitable for the operation of amusement games. Management anticipates that future amusement game activities conducted by the Company will be based at existing bingo facilities.

The table below presents the revenues and expenses for the Wichita Falls, Texas facility included within loss from discontinued operation:

Fiscal Year Ended October 30, 2005
Revenue	$20,717
Operating expenses
Direct operating costs	202,502
Depreciation and amortization	63,466
General and administrative expenses	140,549
Asset impairment	301,061
Total expenses	707,578
Loss from discontinued operation	$(686,861)

The major classes of assets and liabilities of the discontinued operation included in the Company’s balance sheets were as follows:

	October 30, 2005	October 31, 2004
Current assts
Prepaid expenses	$-	$5,964
Property and equipment, net		8,211
Total assets	$-	$14,175

Note 3 - El Paso, Texas - Operating Agreement

In July 2005, the Company entered an Operating Agreement with Ysleta del Sur Pueblo (known as Tigua Indian Tribe), a federally recognized tribe, to provide, operate and service up to 200 game machines in El Paso, Texas. The Company will receive 50% of gross revenue less its share of promotional play. In October 2005, the agreement was revised. The Company will receive 40% of the net margin, as defined in the contract, until 50% of the cost of each machine is recovered. Then, the Company’s share will decrease to 30% of the net margin. The initial term of the agreement is for one year with an automatic renewal of one year if performance clauses are met.

Note 4 - Related Party Transactions

The Company has a services agreement entered into January 1, 2005 with Graves Management, Inc. (“Graves”), an affiliate, under which Graves manages the day-to-day operations of the Company (see Note 6). The Company has incurred management fees expense under this agreement of $350,000 during the fiscal year ended October 30, 2005. The agreement may be terminated by either party without penalty by giving 30 days written notice.

Note 5 - Members’ Equity

Member units

The Company has authorized 10,000,000 member units available for issuance.

On June 11, 2004, 6,500,000 voting member units were issued to the founding member upon formation of the Company.

During July 2005, 3,500,000 nonvoting member units were issued to the founding member.

During July 2005, the founding member sold 1,500,000 nonvoting member units to new members.

The founding member made payments on behalf of the Company for the $350,000 management fee with Graves. In addition, the founding member made payments on behalf of the Company for public relations, consulting, legal and general and administrative expenses totaling $476,051 and $177,382 for the fiscal year ended October 30, 2005 and the period from inception (June 11, 2004) through October 31, 2004, respectively. These amounts were recorded as expense with a corresponding amount recorded as contributed capital by a member in each of the respective years. In addition, the founding member made payments on behalf of the Company for assets, primarily property and equipment, totaling $153,997 and $117,058 for the fiscal year ended October 30, 2005 and the period from inception (June 11, 2004) through October 31, 2004, respectively. These amounts were recorded as assets with a corresponding amount recorded as contributed capital by a member in each of the respective periods.

Allocation of income and loss

The Company’s net income or loss is allocated to the members’ capital accounts in proportion to each member’s respective ownership interest in a manner specified in the Operating Agreement.

Note 6 - Commitments and Contingencies

In October 2004, the Company entered into a software/system development agreement for the operation and administration of amusement games. The Company is required to pay a development fee of $130,000 and a recurring management fee of 3% of the net win, as defined in the agreement. The initial term of the agreement is four years with annual renewals requiring at least 90 days written notice by the Company. On October 6, 2005, and at the end of each calendar quarter thereafter, the Company may terminate the agreement with 30 days written notice. All amounts earned under the agreement prior to termination are payable. As of October 30, 2005, the Company has incurred the $130,000 development fee, of which $65,000 is accrued.

In October 2004, the Company entered into a software/amusement game development agreement for the development of amusement game software and titles. The Company is required to pay a development fee of $250,000 and a recurring royalty fee of 5% of the net win, as defined in the agreement. The initial term of the agreement is four years with annual renewals requiring at least 90 days written notice by the Company. On October 6, 2005 and at the end of each calendar quarter thereafter, the Company may terminate the agreement with 30 days written notice. All amounts earned under the agreement prior to termination are payable. As of October 30, 2005, the Company has paid the $250,000 development fee.

In December 2004, the Company entered into a stored value debit card processing agreement. The Company is required to pay a development fee of $70,000 as well as monthly management, transaction and other fees of approximately $4,000. The initial term of the agreement is three years from the “live date”, as defined in the agreement, with annual renewals. At the end of the initial term or any renewal term, the Company may terminate the agreement with 30 days written notice and the consultant may terminate the agreement with 90 days written notice. As of October 30, 2005, the Company has paid the $70,000 development fee. In March 2006, an affiliate acquired this service provider. (See Note 7)

The Company has an administrative services agreement entered into January 1, 2005 with Graves, an affiliate, to provide, among other things but not limited to, planning, budgeting, warehousing, marketing, legal and accounting services. The agreement provides for a monthly services fee equal to $35,000 beginning January 2005. The Company incurred $350,000 of expense under this agreement during the fiscal year ended October 30, 2005, which the founding member paid on behalf of the Company. The agreement may be terminated by either party by giving 30 days written notice.

Note 6 - Commitments and Contingencies (Continued)

In April 2005, the Company entered into sponsorship agreement for the issuance of stored value debit cards by a bank. The Company is required to pay an initial program fee of $15,000 and a recurring minimum monthly management fee of $2,000. The Company has established and is required to maintain a $250,000 non-interest bearing reserve account in connection with this agreement. The initial term of the agreement is three years with automatic two year renewals unless either party gives the other party at least six months written notice. The bank may terminate the agreement with 30 days written notice. All amounts earned under the agreement prior to termination are payable. As of October 30, 2005, the Company has paid the $15,000 initial program fee.

Operating leases

Rental expense from continuing operations for month-to-month leases was $11,890 and $10,140 for the fiscal year ended October 30, 2005 and the period from inception (June 11, 2004) through October 31, 2004, respectively.

Litigation

From time to time, the Company is involved in legal matters incidental to its business, which on occasion may involve claims for monetary amounts, some but not all, of which would be covered by insurance. Uninsured losses, if any, that may result from such claims are not expected to have a material adverse impact on the financial statements of the Company.

Note 7 - Subsequent Events

On October 31, 2005, the Company assigned the Wichita Falls lease to Graves.

In November 2005, the founding member of the Company sold 500,000 nonvoting member units in the Company to a new member.

In March 2006, the members of the Company contributed the 10,000,000 outstanding member units of the Company in exchange for a 44.995% limited partnership interest in the Goodtime Action Amusement Partners, L.P. (“GAAP LP”). Contemporaneously, the shareholders of K&B Sales, Inc. contributed their 403 outstanding common shares in K&B Sales, Inc. in exchange for a 44.995% limited partnership interest in GAAP LP. Effective October 31, 2005, the Company and K&B Sales, Inc. became wholly-owned subsidiaries of GAAP LP.

In March 2006, an affiliate acquired for internal use by the Company, intellectual property arid certain other assets from a service provider through the assumption of certain liabilities totaling $900,000. The assets owned by this service provider were used to provide to the Company processing services related to a stored value debit card. The affiliate terminated all acquired customers and will not offer these services for resale.

K&B SALES, INC.
d.b.a. Goodtime Action Games

Financial Statements

October 30, 2005

K&B SALES, INC.
d.b.a. Goodtime Action Games

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
K&B Sales, Inc.
d.b.a. Goodtime Action Games

We have audited the accompanying balance sheets of K&B Sales, Inc. d.b.a. Goodtime Action Games (the “Company”) as of October 30, 2005 and October 31, 2004, and the related statements of operations, changes in stockholders' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K&B Sales, Inc. d.b.a. Goodtime Action Games as of October 30, 2005 and October 31, 2004, and the results of its operations and its cash flows for the fiscal years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
June 30, 2006

K&B SALES, INC.
d.b.a. Goodtime Action Games

BALANCE SHEETS
	October 30, 2005	October 31, 2004
Assets
Current assets
Cash	$500,616	$777,981
Accounts receivable, less allowance for doubtful accounts of $93,620 and $55,891 in 2005 and 2004, respectively	817,472	666,853
Accounts receivable - related party	18,126	-
Inventory, net	920,569	994,161
Prepaid expenses	39,110	41,898
Deferred income taxes	31,831	19,003
Federal income tax receivable	29,132	58,688

Total current assets	2,356,856	2,558,584

Property and equipment
Building	33,685	33,685
Leasehold improvements	67,852	67,852
Furniture and fixtures	181,126	176,107
Machinery and equipment	1,339,534	1,094,273
Transportation equipment	687,605	577,127

	2,309,802	1,949,044

Less: accumulated depreciation	(1,411,235)	(1,168,984)

Property and equipment, net	898,567	780,060

Other assets
Deposits	21,144	14,144
Cash value of officer's life insurance	37,582	29,472
	80,833	-

Total other assets	139,559	43,616

Total assets	$3,394,982	$3,382,260

See accompanying notes to financial statements.

K&B SALES, INC.
d.b.a. Goodtime Action Games

Balance Sheets (Continued)

	October 30, 2005	October 31, 2004

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$102,002	$86,871
Accrued liabilities	192,075	213,378
Current maturities on debt	-	2,103

Total current liabilities	294,077	302,352

Deferred income taxes, net	97,803	122,097

Total liabilities	391,880	424,449

Commitments and contingencies	-	-

Stockholders' equity
Common stock, $1 par value; 10,000 shares authorized; 403 shares issued and outstanding as of October 30, 2005 and October 31, 2004;	403	403
Retained earnings	3,002,699	2,957,408

Total stockholders' equity	3,003,102	2,957,811

Total liabilities and stockholders' equity	$3,394,982	$3,382,260

See accompanying notes to financial statements.

K&B SALES, INC.
d.b.a. Goodtime Action Games
STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	October 30, 2005	October 31, 2004

Sales	$14,946,656	$12,429,642

Cost of sales	8,570,621	7,089,833

Gross profit	6,376,035	5,339,809

Selling, general and administrative expenses	6,346,195	5,124,858

Income from operations	29,840	214,951

Other income (expense)
Interest income	9,763	3,751
Gain (loss) on sale of assets	2,077	(18,923)
Other income	29,754	16,817

Total other income, net	41,594	1,645

Income before provision for income taxes	71,434	216,596
Provision for income taxes	(26,143)	(85,141)

Net income	$45,291	$131,455

See accompanying notes to financial statements.

K&B SALES, INC.
d.b.a. Goodtime Action Games
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE FISCAL YEARS ENDED OCTOBER 30, 2005 AND OCTOBER 31, 2004

	Common Stock		Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance, November 2, 2003	403	$403	$2,825,953	$2,826,356
Net income	-		131,455	131,455
Balance, October 31, 2004	403	403	2,957,408	2,957,811
Net income			45,291	45,291
Balance, October 30, 2005	403	$403	$3,002,699	$3,003,102

See accompanying notes to financial statements.

K&B SALES, INC.
d.b.a. Goodtime Action Games
STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	October 30, 2005	October 31, 2004
Cash flows from operating activities
Net income	$45,291	$131,455
Adjustments to reconcile net income to net cash
Depreciation and amortization	330,774	287,476
Deferred income taxes	(37,122)	20,407
Allowance for doubtful accounts	37,729	6,868
Inventory valuation allowance	(31,981)	174,190
(Gain) loss on sale of assets	(2,077)	18,923
Change in operating assets and liabilities
Accounts receivable	(188,348)	122,401
Accounts receivable - related party	(18,126)	-
Inventory	224,531	(161,562)
Prepaid expenses and other	(4,212)	(2,077)
Federal income tax receivable	29,556	(163,187)
Accounts payable	15,131	(15,218)
Accrued liabilities	(21,303)	(6,429)

Net cash provided by operating activities	379,843	413,247

Cash flows from investing activities
Purchase of property and equipment	(420,352)	(317,415)
Proceeds from sale of assets	8,971	-
Purchase of business	(235,614)	-
Cash surrender value of officer's life insurance	(8,110)	(8,251)

Net cash used in investing activities	(655,105)	(325,666)

Cash flows from financing activities
Repay of debt	(2,103)	(8,409)

Net cash used in financing activities	(2,103)	(8,409)

Net increase (decrease) in cash	(277,365)	79,172

Cash - beginning of fiscal year	777,981	691,809

Cash - end of fiscal year	$500,616	$777,981

Supplemental disclosure of cash flow information:

Interest paid	$40	$300

Income taxes paid	$25,084	$219,136

See accompanying notes to financial statements.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies

Organization

K&B Sales, Inc. d.b.a. Goodtime Action Games (the “Company”) was incorporated in 1978 in Oklahoma. In 1985 the Company relocated its headquarters to Dallas, Texas. The Company is engaged primarily in the business of selling bingo supplies and leasing electronic bingo systems in Texas. The Company is licensed and regulated by the Texas Lottery Commission.

Basis of presentation

The Company's financial statements, and the notes to financial statements, are prepared in accordance with U.S. generally accepted accounting principles.

Fiscal year

The Company uses a 52 or 53 week year, and its fiscal year ends on the Sunday nearest October 31. The fiscal year for the financial statements presented consist of a 52-week period for the fiscal years 2005 and 2004.

Fair value

The Company values financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Company's financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash is fair value and the carrying amount of accounts receivable and accounts payable approximate fair value on the date of each balance sheet due to the short term nature of the accounts.

Revenue recognition

Revenue from the sale of bingo supplies to charitable conductors is recognized when the product is shipped. Revenue from the leasing of electronic bingo systems to charitable conductors is recognized in the week subsequent to use of the system.

The standard terms and conditions under which the Company generally ships allows a customer the right to return the product for credit on account if the product does not meet the customer's sales expectations and is deemed unsaleable by the customer; the non-performing product is identified by the customer; and the customer notifies the Company within 60 days of receipt. During the fiscal years 2005 and 2004, customer returns were less than $5,000 in each year. The Company records customer returns as a reduction in sales.

Shipping and handling fees costs

All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as revenue, and the costs incurred by the Company for shipping and handling are reported as a contra to revenue. Shipping and handling costs incurred by the Company for the fiscal years ended October 30, 2005 and October 31, 2004 totaled $110,670 and $90,472, respectively.

Advertising

Advertising costs generally relate to the hosting of booths at various conventions and trade shows, and are expensed in the period incurred. Advertising and promotional costs for the fiscal years ended October 30, 2005 and October 31, 2004 were $2,830 and $27,332, respectively.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. At October 30, 2005 and October 31, 2004, the Company had no cash equivalent investments.

Accounts Receivable

Trade accounts receivable are evaluated for collectibility and a provision is made for doubtful accounts. Bad debts are written off when the Company deems them to be uncollectible.

Inventory

Inventory consists of finished goods and is valued at lower of average cost or market.
The Company has a provision for obsolete and excess inventories in the amount of $142,209 and $174,190 at October 30, 2005 and October 31, 2004, respectively.

Property and equipment

Property and equipment are stated at cost. Expenditures for major acquisitions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Amortization of leasehold improvements is provided over the shorter of the estimated useful life of the asset or the remaining term of the leases including anticipated renewals. For financial statement purposes depreciation is computed using the straight-line method over asset lives as follows:

Building	20 years
Leasehold improvements	20 years
Furniture and equipment	7 to 10 years
Machinery and equipment	5 years
Transportation equipment	5 years

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews the carrying amount of property and equipment for events or changes in circumstances that indicate that their carrying value may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less that the carrying value of the assets, the carrying values are reduced to the estimated fair value.

Intangible assets

Intangible assets, which represent $100,000 of cost assigned to a customer list acquired November 15, 2004, are carried at cost. For financial statement purposes, amortization is computed using the straight-line method over a 5 year life. Amortization expense was $19,167 for the fiscal year 2005 and accumulated amortization is $19,167 at October 30, 2005

The impairment evaluation of the carrying amount of intangible assets is conducted annually, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed by comparing the carrying amount of these assets to their estimated fair value. If the estimated fair value is less that the carrying amount of the intangible assets, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

Income taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that enactment date (see Note 3). A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. As of October 30, 2005 and October 31, 2004, management of the Company believes that its future taxable income will be sufficient for full realization of the deferred tax assets.

Financial instruments and credit risk

Financial instruments which potentially subject the Company to credit risk include cash and trade accounts receivable. The Company maintains its cash with local banks. The terms of these deposits are on demand to minimize risk, but consistently exceed the federally insured limit of $100,000. The Company has not incurred losses related to these deposits. Trade accounts receivable consist of uncollateralized receivables from customers located in Texas. The Company routinely assesses the financial strength of its customers, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company purchases inventory primarily from domestic suppliers. Management believes that there are a reasonable number of alternate suppliers available for its products.

Use of estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in the financial statements. The most significant estimates include the use of estimates for depreciation and amortization expense, the valuation allowance for accounts receivable and the valuation allowance for inventory. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and SFAS No. 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The Company has no stock-based compensation plans so the Company expects the adoption of SFAS No. 123(R) to have no impact on its financial statements. The adoption of SFAS No. 123(R) becomes effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an Amendment of APB Opinion No. 26 is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions” and replaces it with an exception for exchanges that do not have commercial substance. The Company expects the adoption of SFAS No. 153 to have no impact on its financial statements.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement. The Company is required to adopt Interpretation No. 47 prior to the end of the fiscal year ending October 29, 2006. The Company expects the adoption of Interpretation No. 47 to have no impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company expects the implementation of SFAS No. 154 to have no impact on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No. 133 and SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. The statement was issued to clarify the application of SFAS No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. The statement eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company expects the adoption of SFAS No. 155 to have no impact on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” an amendment of SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The Company expects the adoption of SFAS NO. 156 to have no impact on its financial statements.

Note 2 - Acquisition

On November 15, 2004, the Company purchased certain assets from a competitor for $235,614, which consisted of inventory for $118,958, transportation equipment for $16,656 and a customer list for $100,000. The Company has accounted for the acquisition as a purchase in accordance with SFAS No. 141, “Business Combinations,” and included the results of operations of the acquired enterprise in its statement of operations effective November 16, 2004.

Note 3 - Income Taxes

The income tax provisions consist of the following:

	Fiscal Year Ended
	October 30, 2005	October 31, 2004
Current
Federal	$54,640	$55,950
State	8,625	8,784
Total current	63,265	64,734

Deferred
Federal	(32,783)	18,022
State	(4,339)	2,385
Total deferred	(37,122)	20,407

Total income tax provision	$26,143	$85,141

Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

	Fiscal Year Ended
	October 30, 2005	October 31, 2004

Federal statutory tax rate	34%	34%
Expenses incurred not deductible for tax	5	5
State income taxes, net of federal income tax benefit	2	4
Progressive tax rate difference	(4)	(4)
Effective tax rate	37%	39%

The current and non-current deferred tax assets and liabilities are comprised of the following at October 30, 2005 and October 31, 2004:

	2005		2004
	Current	Non-Current	Current	Non-Current
Deferred tax assets
Allowance for doubtful accounts	$31,831	$-	$19,003	$-
Intangible assets, principally due to different tax and financial amortization lives		4,250		-

Total deferred tax assets	$31,831	$4,250	$19,003	$-

Deferred tax liabilities
Property and equipment, principally due to differences in depreciation	$-	$(102,053)	$-	$(122,097)
Total deferred tax liabilities	$-	$(102,053)	$-	$(122,097)
Net deferred tax asset (liability)	$31,831	$(97,803)	$19,003	$(122,097)

Note 4 - Revolving Credit Facility

Effective January 13, 2005, the Company entered into a Revolving Credit Facility (the “Credit Facility”) with a bank which provides financing of up to $300,000 through January 31, 2006. Funds are advanced in accordance with the terms of the Credit Facility. Interest accrues based upon the Wall Street Journal prime rate index plus 1% (initially 6.5%) and is payable monthly. The Credit Facility is secured by all inventory and accounts receivable of the Company. The Company did not request any borrowings under this agreement through October 30, 2005.

Note 5 - Related Party Transactions

The Company leases its office and warehouse space in Dallas, Houston and San Antonio from a shareholder and entities owned by the shareholders of the Company for $16,000 per month. Total lease payments for office and warehouse facilities under these agreements were $177,000 and $132,000 for the fiscal years ending October 30, 2005 and October 31, 2004, respectively.

During the fiscal year ended October 30, 2005, the Company paid $18,126 in start-up expenses for an entity, which is included in accounts receivable-related party.

Note 6 - Retirement Plan

The Company sponsors a 401(k) plan in which employees may defer up to 15% of their compensation on a pre-tax basis. The Company matches 50% of the employee's first 6% contribution. The Company made matching contributions to the plan of $56,791 and $52,055 for the fiscal years ended October 30, 2005 and October 31, 2004, respectively.

Note 7 - Commitments and Contingencies

Operating leases

In addition to the office and warehouse lease described in Note 5, the Company leases office equipment and certain warehouse space in Lubbock under an agreement accounted for as an operating lease which expired June 2005 and is currently being leased on a month-to-month basis.

Future minimum lease commitments, which are due to related parties (see Note 5) are as follows:

Year Ending October 31,
2006	$192,000
2007	192,000
2008	192,000
2009	60,000
2010	15,000
$651,000

Rental expense, inclusive of amounts paid to related parties (see Note 5), were $222,223 and $184,440 for the fiscal years ended October 30, 2005 and October 31, 2004, respectively.

Litigation

From time to time, the Company is involved in legal matters incidental to its business, which on occasion may involve claims for monetary amounts, some but not all, of which would be covered by insurance. Uninsured losses, if any, that may result from such claims are not expected to have a material adverse impact on the financial statements of the Company.

Note 8 - Subsequent Events

Effective October 31, 2005, the shareholders of the Company contributed the 403 outstanding common shares of the Company in exchange for a 44.995% limited partnership interest in the Goodtime Action Amusement Partners, L.P. (“GAAP LP”). Contemporaneously, the members of Aces Wired LLC contributed their outstanding 10,000,000 membership units in Aces Wired LLC in exchange for a 44.995% limited partnership interest in GAAP LP. Effective October 31, 2005, the Company and Aces Wired LLC became wholly owned subsidiaries of GAAP LP.

Effective January 13, 2006, the Company entered into a Revolving Credit Facility (the “Credit May Facility”) with a bank which provides financing of up to $300,000 through January 31, 2007. Funds are advanced in accordance with the terms of the Credit Facility. Interest accrues based upon the Wall Street Journal prime lending rate index plus 1% (initially 8.5%) and is payable monthly. The Credit Facility is secured by all inventory and accounts receivable of the Company. The Credit Facility is guaranteed by the majority shareholder of the Company. The Company received borrowings of $300,000 and made repayments of $300,000 under this agreement through June 30, 2006.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 30, 2006	October 30, 2005 (Predecessor Business)
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$753,562	$500,616
Accounts receivable, net	868,699	817,472
Accounts receivable - related party	—	18,126
Inventories	1,103,980	920,569
Prepaid expenses and other	453,961	39,110
Income taxes receivable	—	29,132
Deferred income taxes	59,810	31,831

Total current assets	3,240,012	2,356,856

Property and equipment, net	4,049,251	898,567
Other assets, net	331,712	58,726
Intangible assets, net	919,051	80,833

Total assets	$8,540,026	$3,394,982

LIABILITIES AND PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of capital lease	$ $ 215,706	$—
Current maturities of notes payable	439,082	—
Line of credit	300,000	—
Accounts payable	1,067,082	102,002
Income taxes payable	512,183	—
Accrued expenses and other	138,664	192,075
Accrued interest - related party	33,789	—

Total current liabilities	2,706,506	294,077

Capital lease, net of current maturities	708,314	—
Notes payable, net of current maturities	11,340	—
Notes payable - related party	1,200,000	—
Deferred income taxes	80,657	97,803
Other liabilities	19,672	—

Total liabilities	4,726,489	391,880

Commitments and contingencies	—	—

Partners’ capital/stockholders’ equity
Common stock, $1.00 par value, 10,000 shares authorized, 403 shares issued and outstanding	—	403
Partners’ capital	3,813,537	—
Retained earnings	—	3,002,699

Total partners’ capital/stockholders’ equity	3,813,537	3,003,102

Total liabilities and partners’ capital/stockholders’ equity	$8,540,026	$3,394,982

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

	Nine months Ended
		July 31,
		2005
	July 30,	(Predecessor
	2006	Business)
Revenues
Bingo supply and services	$11,877,879	$11,292,297
Amusement centers	1,581,557	-
Gross revenues	13,459,436	11,292,297
Less promotional allowances	41,360	-

Net revenues	13,418,076	11,292,297

Expenses
Cost of sales - bingo supply and services	6,470,362	6,445,117
Operating expenses - bingo supply and services	2,876,828	2,678,391
Operating expenses - amusement centers	1,534,083	-
Corporate overhead	2,244,703	1,272,064
Depreciation and amortization	595,532	251,275

Total expenses	13,721,508	10,646,847

Operating income (loss)	(303,432)	645,450

Other income (expense)
Interest income	9,794	6,130
Interest expense	(12,901)	-
Interest expense - related party	(33,789)	-
Gain on sale of assets	15,128	2,109
Other income	9,954	22,698

Total	(11,814)	30,937

Income before provision for income taxes	(315,246)	676,387
Provision for income taxes	(496,190)	(255,997)

Net income (loss)	$(811,436)	$420,390

The accompanying notes are an integral part of these unaudited consolidated financial statements

GOODTIME ACTION AMUSEMENT PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
For the Nine months Ended July 30, 2006 (Unaudited)

	Common stock (Predecessor Business)	Additional Paid in Capital (Predecessor Business)		General Partner	Limited Partners	Total Partners’ Capital

Balance, October 30, 2005 - predecessor business	$403	$3,002,699		$-)	$-	$-

Balance, October 30, 2005 - GAAP, L.P.	-	-		(1)	(13,207)	(13,208)

Capital contributions	-	-		200	667,401	667,601

Issuance of partnership interests for the purchase of K&B Sales, Inc.	(403)	(3,002,699 (3,	)	-	3,003,102	3,003,102

Issuance of partnership interests for the purchase of Aces Wired, LLC	-	-		-	967,478	967,478

Net loss	-	-		(81)	(811,355)	(811,436)

Balance, July 30, 2006	$-	$-		$118	$3,813,419	$3,813,537

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine months Ended
	July 30, 2006	July 31, 2005 (Predecessor Business)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(811,436)	$420,390
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	595,532	251,275
Deferred income taxes	(45,125)	(22,176)
Allowance for doubtful accounts	34,143	13,789
Gain on sales of assets	(15,128)	(2,109)
Abandonment loss	22,624	—
Inventory valuation allowance	32,260	(63,228)
Other	1,956	—
Changes in operating assets and liabilities:
Accounts receivable	(71,820)	(174,921)
Inventory	(215,671)	126,917
Prepaid expenses and other	(386,509)	(22,260)
Accounts payable	568,404	52,109
Accrued liabilities	(19,622)	(38,117)
Income taxes receivable	29,132	58,688
Income taxes payable	512,183	160,328

Net cash provided by operating activities	230,923	760,685

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, equipment and other assets	(1,990,502)	(302,702)
Proceeds from sale of assets	36,784	3,400
Purchase of business	—	(235,614)
Cash surrender value of officer’s life insurance	34,315	(6,082)
Cash acquired in business acquisition	535,837	—

Net cash used in investing activities	(1,383,566)	(540,998)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on capital lease and notes payable	(661,396)	(4,883)
Payments on bank line of credit agreement	(300,000)	—
Borrowings under bank line of credit agreement	600,000	—
Proceeds from issuance of notes payable	1,600,000	—
Capital Contributions	667,601	—

Net cash provided by (used in) financing activities	1,906,205	(4,883)

Net increase in cash and cash equivalents	753,562	214,804

Cash and cash equivalents, beginning of period	—	777,981

Cash and cash equivalents, end of period	$753,562	$992,785

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued) (Unaudited)

	Nine months Ended
	July 30, 2006	July 31, 2005 (Predecessor Business)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$300
Cash paid for income taxes	$—	$25,328

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Property additions acquired for capital leases payable	$1,000,000	$—
Property additions acquired for note payable	$29,838	$—
Reduction of accumulated depreciation for deferred gain	$20,983	$—

Acquisition of K&B Sales, Inc.
Cash acquired	$500,616	$—
Assets acquired	2,894,366	—
Liabilities assumed	(391,880)	—
Net assets acquired in exchange for GAAP LP limited partner interests	$3,003,102	$—

Acquisition of Aces Wired, LLC
Cash acquired	$35,221	$—
Assets acquired	1,029,390	—
Liabilities assumed	(97,133)	—
Net assets acquired in exchange for GAAP LP limited partner interests	$967,478	$—

Acquisition of Intellectual Property (from eCelerity LLC )
Fair value of non-cash assets acquired	$900,000	$—
Liabilities assumed	(900,000)	—
	$—	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

GOODTIME ACTION AMUSEMENT PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

 Note 1 - Nature of Organization and Summary of Significant Accounting Policies

Organization

Goodtime Action Amusement Partners, L.P.. (the “Partnership”), a Texas limited partnership, was formed on September 26, 2005 through the execution of a Limited Partnership Agreement (the “Partnership Agreement”). The general partner is Amusement Innovation Partners LLC (“AIPLLC” or the “General Partner”). The purpose of the Partnership is (a) to own 100% of the equity interests of Aces Wired, LLC as a wholly owned subsidiary; (b) to own 100% of the stock of K&B Sales, Inc. as a wholly owned subsidiary; (c) to acquire, own, develop, operate lease and manage, directly and through subsidiaries, amusement centers offering games and related amusements and concessions, throughout the state of Texas and such other states as the General Partner may from time to time determine to be viable for amusement centers, and (d) to own operate, and manage, directly and through subsidiaries, the bingo supply and services business and other business of K&B Sales, Inc., throughout the State of Texas and such other states as the General Partner may from time to time determine to be viable for the bingo supply and service business. The Partnership will terminate on December 31, 2050, unless dissolved sooner pursuant to the terms of the Partnership Agreement. The activities of the Partnership are governed by the terms of its Partnership Agreement. The Partnership is comprised of the following ownership structure:

General Partner	0.01%
Limited Partners	99.99%

Principles of Consolidation

The accompanying consolidated financial statements for the nine-month period ended July 30, 2006 include the accounts of Goodtime Action Amusement Partners, L.P. and its wholly-owned subsidiaries. The Partnership wholly-owns and operates five gaming entertainment facilities located in Texas. In addition, the Partnership owns and operates a company engaged primarily in the business of selling bingo supplies and leasing electronic bingo systems in Texas. All material intercompany accounts and transactions have been eliminated. The Partnership also operates game machines under an agreement with Ysleta del Sur Pueblo (known as Tigua Indian Tribe) in El Paso, Texas.

K&B Sales, Inc. represents the underlying operations of the Partnership’s predecessor business in the year ended October 30, 2005. Accordingly, for comparative purposes the accompanying balance sheet at October 30, 2005 and the statements of operations and cash flows for the nine-month period ended July 31, 2005 include the accounts of K & B Sales, Inc. (Predecessor Business) only.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of our operations for the nine-month periods ended July 30, 2006 and July 31, 2005 and our cash flows for the nine-month periods ended July 30, 2006 and July 31, 2005. We suggest reading this report in conjunction with our audited financial statements for the year ended October 30, 2005. The operating results for the nine-month periods ended July 30,2006 and July 31, 2005 and cash flows for the nine-month periods ended July 30, 2006 and July 31, 2005 are not necessarily indicative of the results that will be achieved for the full year or future periods.

Fiscal year

The Partnership uses a 52 or 53 week year and its fiscal year ends the last Sunday in October. The nine-month periods for the financial statements presented are 39 week periods.

Fair value

The Partnership values financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Partnership’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash is fair value and the carrying amount of accounts receivable and accounts payable approximate fair value on the date of each balance sheet due to the short term nature of the accounts.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

Revenue recognition

Revenue from the operation of amusement game entertainment facilities is recognized and collected daily except for the revenue in El Paso, Texas which is recognized daily but not collected until 10 days after the end of the month.

Revenue from the sale of bingo supplies to customers is recognized when the product is shipped. Revenue from the leasing of electronic bingo systems to customers is recognized in the week subsequent to use of the system.
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The standard terms and conditions under which the Partnership generally ships bingo supplies allows a customer the right to return the product for credit on account if the product does not meet the customer’s sales expectations and is deemed unsaleable by the customer; the non-performing product is identified by the customer; and the customer notifies the Partnership within 60 days of receipt. During the nine-month periods ended July 30, 2006 and July 31, 2005, customer returns were less than $5,000 in each period. The Partnership records customer returns as a reduction of revenue.

Advertising

Advertising costs generally relate to radio, television and billboard advertisements, newspaper inserts and direct mail campaigns and are expensed in the period incurred. In addition, advertising costs relate to the hosting of booths at various conventions and trade shows, and are expensed in the period incurred. Advertising and promotional costs for the nine-month periods ended July 30, 2006 and July 31, 2005 were $119,313 and $2,830, respectively.

Shipping and handling fees costs

All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as revenue, and the costs incurred by the Partnership for shipping and handling are reported as a reduction of revenue. Shipping and handling costs incurred by the Partnership for the nine-month periods ended July 30, 2006 and July 31, 2005 were $91,338 and $85,274, respectively.

Cash and cash equivalents
For purposes of the statement of cash flows, the Partnership considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. At July 30, 2006 and July 31, 2005, the Partnership had no cash equivalent investments.

Accounts receivable

Trade accounts receivable are evaluated for collectibility and a provision is made for doubtful accounts. Bad debts are written off when the Partnership deems them to be uncollectible.

Inventory

Inventory consists of goods held for resale and is valued at lower of average cost or market.

The Partnership has a provision for obsolete and excess inventories in the amount of $174,469 and $142,209 at July 30, 2006 and October 30, 2005, respectively.

Prepaid expenses

Prepaid expenses at July 30, 2006 include prepaid royalties for the development of amusement game software and titles in the amount of $174,000 and prepaid amounts in connection with equipment orders in the amount of $147,000.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

Property and equipment

Property and equipment are stated at cost. Expenditures for major acquisitions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Amortization of leasehold improvements is provided over the shorter of the estimated useful life of the asset or the remaining term of the leases including anticipated renewals. For financial statement purposes depreciation is computed using the straight-line method over the useful life of the assets as follows:

Building	20 years
Leasehold improvements	20 years
Furniture and equipment	7 to 10 years
Machinery and equipment	5 years
Transportation equipment	5 years
Software	3 years

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Partnership periodically reviews the carrying amount of property and equipment for events or changes in circumstances that indicate that their carrying value may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less that the carrying value of the assets, the carrying values are reduced to the estimated fair value.

Intangible assets

Intangible assets, which include $100,000 of cost assigned to a customer list acquired through an acquisition during early fiscal 2005 and $884,400 of cost assigned to intellectual property acquired from eCelerity LLC on March 26, 2006, are carried at cost. For financial statement purposes, amortization is computed using the straight-line method over a 5 to 10 year life. Amortization expense for the nine-month periods ended July 30, 2006 and July 31, 2005 was $46,182 and $14,167, respectively. Accumulated amortization is $65,349 and $19,167 at July 30, 2006 and October 30, 2005, respectively.

The impairment evaluation of the intangible assets is conducted annually, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed by comparing the carrying amount of these assets to their estimated fair value. If the estimated fair value is less that the carrying amount of the intangible assets, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

Other assets

Other assets include a $250,000 restricted non-interest bearing deposit with a bank as collateral for the redemption of awards.

Income taxes

The Partnership is treated as a partnership for Federal income tax purposes; therefore, it is not taxed. Each partner is taxed separately on their distributive share of the partnership’s income whether or not that income is actually distributed. However, the Partnership’s K&B Sales, Inc. subsidiary is required to file a separate corporate federal and state income tax return.

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” by K&B Sales, Inc. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that enactment date (see Note 5). A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. As of July 30, 2006 and July 31, 2005, management of K&B Sales, Inc. believes that its future taxable income will be sufficient for full realization of the deferred tax assets.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

Financial instruments and credit risk

Financial instruments which potentially subject the Partnership to credit risk include cash and trade accounts receivable. The Partnership maintains its cash with local banks. The terms of these deposits are on demand to minimize risk, but consistently exceed the federally insured limit of $100,000. The Partnership has not incurred losses related to these deposits. Trade accounts receivable consist of uncollateralized receivables from customers located in Texas. The Partnership routinely assesses the financial strength of its customers, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Partnership purchases inventory primarily from domestic suppliers. Management believes that there are a reasonable number of alternate suppliers available for its products.

Use of estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in the financial statements. The most significant estimates include the use of estimates for depreciation and amortization expense, the valuation allowance for accounts receivable and the valuation allowance for inventory. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and SFAS NO. 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. The adoption of SFAS No. 123(R) becomes effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Partnership has no stock-based compensation plans so the adoption of SFAS No. 123(R) had no impact on its financial statements.

In December 2004, SFAS No. 153, “Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 26,” is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions” and replaces it with an exception for exchanges that do not have commercial substance. The adoption of SFAS No. 153 had no impact on the Partnership’s financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement. The Partnership is required to adopt Interpretation No. 47 prior to the end of the fiscal year ending October 29, 2006. The Partnership expects the adoption of Interpretation No. 47 to have no impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Partnership expects the implementation of SFAS No. 154 to have no impact on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No. 133 and SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. The statement was issued to clarify the application of SFAS No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. The statement eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Partnership expects the adoption of SFAS No. 155 to have no impact on its financial statements.

Note 1 -  Nature of Organization and Summary of Significant Accounting Policies (Continued)

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” an amendment of SFAS No. 140 which is effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The Partnership expects the adoption of SFAS No. 156 to have no impact on its financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely of being recognized upon ultimate settlement with the taxing authority, is recorded. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Partnership is currently evaluating the impact of adopting FIN 48 on its financial statements.

Note 2 - El Paso, Texas - Operating Agreement

In July 2005, a subsidiary of the Partnership entered an Operating Agreement with Ysleta del Sur Pueblo (known as Tigua Indian Tribe), a federally recognized tribe, to provide, operate and service up to 200 game machines in El Paso, Texas. The subsidiary receives 50% of gross revenue less its share of promotional play. In October 2005, the agreement was revised. The subsidiary receives 40% of the net margin, as defined in the contract, until 50% of the cost of each machine is recovered. Then, the subsidiary’s share will decrease to 30% of the net margin. The initial term of the agreement is for one year with an automatic renewal of one year if performance clauses are met.

Note 3 - Acquisitions

On November 15, 2004, a subsidiary of the Partnership purchased certain assets from a competitor for $235,614, which consisted of inventory for $118,958, transportation equipment for $16,656 and a customer list for $100,000. The Company has accounted for the acquisition as a purchase in accordance with SFAS No. 141, “Business Combinations,” and included the results of operations of the acquired enterprise in its statement of operations effective November 16, 2004.

During the nine months ended July 30, 2006, the Partnership completed the exchange of ownership interest of two businesses under common control, one of which was in the amusement game entertainment facilities business and the other was in the bingo supply and services business. The acquisition was accounted for as a purchase of an entity under common control so the acquisition was recorded at the historical book values of the entities acquired similar to a pooling of interests. These two acquisitions are explained in more detail below. The growth strategy of the Partnership is to identify and acquire such entities so as to achieve certain operating efficiencies. The operations and operating performance of the Partnership will be significantly affected by future acquisitions.

Note 3 - Acquisitions (Continued)

 K&B Sales, Inc.

On October 31, 2005, the Partnership entered into a stock contribution agreement by and between the Partnership and K&B Sales, Inc. (“K&B Sales”), where it acquired 100% of the common stock of K&B Sales for 44.995% of the Partnership’s limited partnership interests. The book values of the assets and liabilities acquired consisted of the following:

Cash	$500,616
Accounts receivable, net	817,472
Accounts receivable - related party	18,126
Inventory, net	920,569
Prepaid expenses	39,110
Deferred income taxes	31,831
Federal income tax receivable	29,132
Property and equipment	898,567
Other assets	139,559

Total assets acquired	3,394,982

Accounts payable	(102,002)
Accrued liabilities	(192,075)
Deferred income taxes, net	(97,803)

Total liabilities assumed	(391,880)

Net assets acquired	$3,003,102

 Aces Wired LLC

On October 31, 2005, the Partnership entered into a membership interests agreement by and between the Partnership and Aces Wired, LLC (“ACES WIRED”), where it acquired 100% of the membership interests of ACES WIRED for 44.995% of the Partnership’s limited partnership interests. The book value of the assets and liabilities acquired consisted of the following:

Cash	$35,221
Accounts receivable	11,720
Accounts receivable-related parties	1,830
Prepaid expenses	78,449
Property and equipment	687,391
Other assets	250,000

Total assets acquired	1,064,611

Accounts payable	(97,133)

Net assets acquired	$967,478

Effective March 26, 2006, the Partnership and its subsidiary, Assured Stored Value, LP (formerly North Texas Amusement Partners, L.P.) entered into an asset purchase agreement by and between the subsidiary and eCelerity LLC. Pursuant to the agreement, the subsidiary acquired for internal use by the Partnership, intellectual property and certain other assets from eCelerity LLC through the assumption of certain liabilities totaling $900,000. The assets owned by this service provider were used to provide the Partnership processing services related to a stored value debit card. The subsidiary terminated all prior customer accounts and do not offer these services for resale.

Note 3 - Acquisitions (Continued)

The purchase price was allocated to assets acquired based on management’s estimate of their fair value at March 26, 2006. The purchase price was allocated as follows:

Property and equipment	$15,600
Intangible assets	884,400
Total assets acquired	900,000

Note payable	(606,000)
Accounts payable	(294,000)

Total liabilities assumed	(900,000)

Net assets acquired	$-

Note 4 - Property and Equipment

Property and equipment, net consists of the following at July 30, 2006 and October 30, 2005, respectively.

	July 30, 2006	October 30, 2005

Building	$-	$33,685
Leasehold improvements	256,857	67,852
Furniture and fixtures	298,484	181,126
Machinery and equipment	4,167,360	1,339,534
Transportation equipment	728,696	687,605
Software	616,550	-
Total	6,067,947	2,309,802

Less: accumulated depreciation	(2,018,696)	(1,411,235)

Property and equipment, net	$4,049,251	$898,567

Note 5 - Income Taxes

K&B Sales is required to file separate corporate federal and state income tax returns.
The income tax provisions for K&B Sales consist of the following:

	Nine months Ended
	July 30, 2006	July 31, 2005

Current
Federal	$475,437	$244,344
State	65,878	33,830
Total current	541,315	278,174

Deferred
Federal	(39,851)	(19,585)
State	(5,274)	(2,592)
Total deferred	(45,125)	(22,177)

Total income tax provision	$496,190	$255,997

Note 5 - Income Taxes (Continued)

Reconciliation of the statutory federal income tax rate to the K&B Sales effective tax rate is as follows:

	Nine months Ended
	July 30, 2006	July 31, 2005

Federal statutory tax rate	34%	34%
Expenses incurred not deductible for tax	-	1
State income taxes, net of federal income tax benefit	3	3
Progressive tax rate difference	-	- -
Effective tax rate	37%	38%
The current and non-current deferred tax assets and liabilities are comprised of the following at July 30, 2006 and October 30, 2005:

	July 30, 2006		October 30, 2005
	Current	Non-Current	Current	Non-Current
Deferred tax assets
Allowance for doubtful accounts	$43,439	$-	$31,831	$-
Inventory Capitalization	16,371	-	-	-
Intangible assets, principally due to different tax and financial amortization lives	-	7,650	-	4,250

Total deferred tax assets	$59,810	$7,650	$31,831	$4,250

Deferred tax liabilities
Property and equipment, principally due to differences in depreciation	-	(88,307)	-	(102,053)
Total deferred tax liabilities	$-	$(88,307)	$-	$(102,053)

Net deferred tax asset (liability)	$59,810	$(80,657)	$31,831	$(97,803)

Note 6 - Revolving Credit Facility

Effective January 13, 2005, a subsidiary of the Partnership entered into a revolving credit facility (the “credit facility”) with a bank which provides financing of up to $300,000 through January 31, 2006. Funds are advanced in accordance with the terms of the credit facility. Interest accrues based upon the Wall Street Journal prime rate index plus 1% (initially 6.5%) and is payable monthly. The credit facility is secured by all inventory and accounts receivable of the subsidiary. The subsidiary did not request any borrowings under this agreement through January 13, 2006.

Effective January 13, 2006, the subsidiary entered into a new revolving credit facility with a bank which provides financing of up to $300,000 through January 31, 2007. Funds are advanced in accordance with the terms of the credit facility. Interest accrues based upon the Wall Street Journal prime lending rate index plus 1% (initially 8.5%) and is payable monthly. The credit facility is secured by all inventory and accounts receivable of the subsidiary. The credit facility is guaranteed by a limited partner of the Partnership. The subsidiary received borrowings of $300,000 under this agreement through April 30, 2006. In June 2006, a subsidiary of the Partnership repaid the $300,000 outstanding balance under its revolving credit facility. Effective July 27, 2006. the subsidiary revised its revolving credit facility with a bank which provides financing of up to $900,000 through April 2007. Funds are advanced in accordance with the terms of the credit facility. Interest accrues based upon the Wall Street Journal prime lending rate plus 1% (initially 9.25%) and is payable monthly. The credit facility is secured by all inventory and accounts receivable of the Company. The credit facility is guaranteed by a limited partner of the Partnership. The subsidiary has a balance due of $300,000 at July 30, 2006 under this agreement.

Note 7 - Capital Lease

On April 26, 2006, the Partnership sold and leased back certain amusement games and computer equipment resulting in proceeds of $1,000,000. The capital lease, which is secured by the underlying equipment, requires monthly installments of $25,717, including interest at a rate of 11.2%, and has an outstanding balance of $924,020 as of July 30, 2006. This capital lease has a four-year term with purchase and renewal options. The Partnership recognized a deferred gain of $20,983 on this sale-leaseback, of which $19,672 is included in other noncurrent liabilities at July 30, 2006.

Following is a summary of assets under the capital lease entered into April 26, 2006, which are included in property and equipment at July 30, 2006:

Gaming and computer equipment	$1,000,000
Less accumulated amortization	(62,391)

Capitalized cost, net	$937,609

Future minimum payments under the capital lease consist of the following at July 30, 2006.

Year Ending October 31,	Capital Lease

2006 remaining three months	$77,153
2007	308,612
2008	308,612
2009	308,612
2010	128,591

Future minimum lease payments	1,131,580

Less amount representing interest	(207,560)

Present value of net minimum capital lease payments	$924,020

Note 8 - Notes Payable

The Partnership has a note payable in the amount of $433,714 at an interest rate of 6% assumed in connection with the asset purchase agreement with eCelerity LLC. The Partnership has unsecured notes at July 30, 2006 payable to three limited partners in the amount of $1,200,000 at an interest rate equal to the long-term applicable federal rate as published by the Internal Revenue Service (4.48% and 4.64% at July 30, 2006). In addition, the Partnership has an equipment note payable in the amount of $16,708.

The aggregate maturities of notes payable at July 30, 2006 are as follows:

Year Ending October 31,	Notes Payable	Related Party	Total

2006 remaining three months	$86,082	$—	$86,082
2007	353,952	—	353,952
2008	6,028	1,200,000	1,206,028
2009	4,360	—	4,360
2010	—	—	—

Total	$450,422	$1,200,000	$1,650,422

Note 9 - Related Party Transactions

A subsidiary of the Partnership leases its office and warehouse space in Dallas, Houston and San Antonio from a limited partner and entities owned by limited partners for $16,000 per month. Total lease payments for office and warehouse facilities under these agreements for the nine-month periods ended July 30, 2006 and July 31, 2005 were $144,000 and $129,000, respectively.

During the fiscal year ended October 30, 2005, K&B Sales paid $18,126 in start-up expenses for the Partnership, which is included in accounts receivable-related party.

A subsidiary of the Partnership has a services agreement entered into January 1, 2005 with Graves Management, Inc. (“Graves”), an affiliate, under which Graves manages the day-to-day operations of the subsidiary (see Note 12). Effective October 31, 2005 the agreement was amended by removing the $35,000 monthly fee and replacing it with a requirement to reimburse Graves for actual expenses incurred. The subsidiary has accrued Graves expenses in the amount of $60,939 during the nine-month period ended July 30, 2006. The agreement may be terminated by either party without penalty by giving 30 days written notice.

The Company has an agreement for stored value debit card processing with an entity that was subsequently acquired in March 2006 by an affiliate (see Note 3). During the nine-month period ended July 30, 2006, the subsidiary incurred total expense of $35,061 to the debit card processing entity.

In November 2005 and January 2006, the Partnership borrowed a total of $1,200,000 in unsecured notes payable from three limited partners. The Partnership has recorded interest expense - related party of $33,789 during the nine-month period ended July 30, 2006, which is recorded in accrued interest - related party.

Note 10 - Retirement Plan

The Company sponsors a 401(k) plan in which employees may defer up to 15% of their compensation on a pre-tax basis. The Company matches 50% of the employee’s first 6% contribution. The Company made matching contributions to the plan for the nine-month periods ended July 30, 2006 and July 31, 2005 of $48,278 and $45,964, respectively.

Note 11 - Partners’ Capital

The Partnership’s net income or loss is allocated to the partners’ capital accounts in the manner specified in the Partnership Agreement.

Note 12 - Commitments and Contingencies

Operating leases

In addition to the office and warehouse leases described in Note 9, the Partnership leases office and warehouse space in Lubbock and space for amusement centers throughout Texas. Leases that are on a month-to-month basis are not included in the schedule below.

Future minimum lease commitments are as follows:

Year Ending October 31,	Related Party	Other	Total

2006 remaining three months	$48,000	$40,500	$88,500
2007	192,000	198,000	390,000
2008	192,000	198,000	390,000
2009	60,000	138,000	198,000
2010	15,000	108,000	123,000
Thereafter	-	90,000	90,000

	$507,000	$772,500	$1,279,500

Note 12 - Commitments and Contingencies (Continued)

Rental expense, inclusive of amounts paid to related parties (see Note 9), was $481,608 and $166,663 for the nine-month periods ended July 30, 2006 and July 31, 2005, respectively.

Other agreements

In October 2004, a subsidiary of the Partnership entered into a software/system development agreement for the operation and administration of amusement games. The subsidiary is required to pay a development fee of $130,000 and a recurring management fee of 3% of the net win, as defined in the agreement. The initial term of the agreement is four years with annual renewals requiring at least 90 days written notice by the subsidiary. On October 6, 2005, and at the end of each calendar quarter thereafter, the subsidiary may terminate the agreement with 30 days written notice. All amounts earned under the agreement prior to termination are payable. As of July 30, 2006, the subsidiary has incurred the $130,000 development fee, of which $32,500 is accrued.

In October 2004, a subsidiary of the Partnership entered into a software/amusement game development agreement for the development of amusement game software and titles. The subsidiary is required to pay a development fee of $250,000 and a recurring royalty fee of 5% of the net win, as defined in the agreement. The initial term of the agreement is four years with annual renewals requiring at least 90 days written notice by the subsidiary. On October 6, 2005 and at the end of each calendar quarter thereafter, the subsidiary may terminate the agreement with 30 days written notice. All amounts earned under the agreement prior to termination are payable. As of July 30, 2006, the subsidiary has paid the $250,000 development fee. On December 6, 2005 the developer and the subsidiary agreed to amend the October 2004 development agreement with the following terms: The subsidiary was to make up to five monthly advances of $50,000 each upon the completion of certain development milestones. The payments were to be deemed advances on developer’s future royalties. Additionally, in consideration of the advances the developer agreed to reduce their game terminal royalty percentages by 40% from 5% to 3%. All amounts not recovered one year from the date of the last advance were to become due and payable at the subsidiary’s discretion. $250,000 was advanced between December 2005 and April 2006. An additional advance in the amount of $14,375 was made on June 21, 2006. As of the month end of August 2006, the subsidiary had recovered $121,956 of the royalty advances and the remaining recoverable advances were $142,419. On October 5, 2006 terms were agreed upon whereby the offset of royalties may be temporarily suspended for a thirty day period upon the sole discretion of the Company. Also on October 5, 2006 the Company agreed to extend to eighteen months from the date of last advance when all amounts not recovered by the Company are due and payable.

In December 2004, the Company entered into a stored value debit card processing agreement. The Company is required to pay a development fee of $70,000 as well as monthly management, transaction and other fees of approximately $4,000. The initial term of the agreement is three years from the “live date”, as defined in the agreement, with annual renewals. At the end of the initial term or any renewal term, the Company may terminate the agreement with 30 days written notice and the consultant may terminate the agreement with 90 days written notice. As of July 30, 2006, the Company has paid the $70,000 development fee. In March 2006, an affiliate acquired the assets of this service provider (See Note 3).

A subsidiary of the Partnership has an administrative services agreement entered into January 1, 2005 with Graves, an affiliate, to provide, among other things but not limited to, planning, budgeting, warehousing, marketing, legal and accounting services. The agreement provides for a monthly services fee equal to $35,000 beginning January 2005. Effective October 31, 2005 the agreement was amended by removing the $35,000 monthly fee and replacing it with a requirement to reimburse Graves for actual expenses incurred. The subsidiary has accrued Graves expenses in the amount of $60,939 during the nine-month period ended July 30, 2006. The agreement may be terminated by either party by giving 30 days written notice.

In April 2005, a subsidiary of the Partnership entered into sponsorship agreement for the issuance of stored value debit cards by a bank. The subsidiary is required to pay an initial program fee of $15,000 and a recurring minimum monthly management fee of $2,000. The subsidiary has established and is required to maintain a $250,000 non-interest bearing reserve account in connection with this agreement. The initial term of the agreement is three years with automatic two year renewals unless either party gives the other party at least six months written notice. The bank may terminate the agreement with 30 days written notice. All amounts earned under the agreement prior to termination are payable. As of July 30, 2006, the Company has paid the $15,000 initial program fee.

Note 12 - Commitments and Contingencies (Continued)

In July 2006, the Partnership entered into an agreement for game and back office development services. The Partnership is required to pay a development fee of $250,000 and a recurring royalty fee of 1% of the net win, as defined in the agreement. In addition, the Partnership has agreed to pay a game license fee of $10,000 per license for an initial order of ten licenses and a recurring royalty fee of 5% of the net win, as defined in the agreement. The initial term of the agreement is five years with an automatic renewal for five years. As of July 30, 2006, the Partnership has paid $100,000 in development fees.

Note 13 - Litigation

From time to time, the Partnership is involved in legal matters incidental to its business, which on occasion may involve claims for monetary amounts, some but not all, of which would be covered by insurance. Uninsured losses, if any, that may result from such claims are not expected to have a material adverse impact on the financial statements of the Partnership.

Note 14 - Segment Information

SFAS No. 131, “Disclosures about Segments of the Enterprise and Related Information,” requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. Currently, the Partnership conducts its operations principally in two segments - Bingo Supply and Services and Amusement Centers, all of which operate exclusively in Texas. The segment classified as corporate includes all other operating activities to support the executive officers, capital structure and costs of being a public registrant. These costs are not allocated to the business segments by management when determining segment profit or loss.

Revenue from the sale of bingo supplies to customers is recognized when the product is shipped. Revenue from the leasing of electronic bingo systems to customers is recognized in the week subsequent to use of the system. Revenue from the operation of amusement game entertainment facilities is recognized and collected daily except for the revenue in El Paso, Texas which is recognized daily but not collected until 10 days after the end of the month.

The following table shows segment information (net of inter-company transactions) for the nine-month period ended July 30, 2006 for the Partnership and for the nine-month period ended July 31, 2005 for K&B Sales (Predecessor Business).

	Bingo Supply and Services	Amusement Centers	Corporate	Total
2006
Operating revenues	$11,877,879	$1,540,197	$-	$13,418,076
Operating income (loss)	2,285,288	(341,377)	(2,247,343)	(303,432)
Interest expense	-	46,690	-	46,690
Depreciation and amortization	245,401	347,492	2,639	595,532
Identifiable assets	3,476,829	4,848,451	214,746	8,540,026
Capital expenditures	320,561	2,679,865	35,514	3,035,940
2005
Operating revenues	$11,292,297	$-	$-	$11,292,297
Operating income (loss)	645,450	-	-	645,450
Interest expense	-	-	-	-
Depreciation and amortization	251,275	-	-	251,275
Identifiable assets	3,394,982	-	-	3,394,982
Capital expenditures	302,702	-	-	302,702

Note 15 - Subsequent Events

In August 2006, the Partnership sold and leased back certain amusement games and computer equipment resulting in proceeds of $357,505. The capital lease, which is secured by the underlying equipment, requires monthly installments of $9,194, including interest at a rate of 11.2%, and has four-year term with purchase and renewal options.

In September 2006, the Partnership entered into a lease for office space in Dallas with a term of 39 months, of which the first three months are free, for $5,482 per month. The lease provides for a build-out allowance of $18,796.

In October 2006, the Partnership exchanged all of its partnership interests for 96.5% of the common stock of OEF Corporate Solutions, Inc., a public company.

Aces Wired, Inc.

Unaudited Pro forma Financial Information

July 30, 2006

Introduction to Pro Forma Financial Information

On October 4, 2006, OEF Corporate Solutions, Inc. (“OEF”), a public shell company, acquired all of the partnership interests of Goodtime Action Amusement Partners, L.P. (“GAAP LP”) in exchange for 7,663,580 shares of common stock of the Company with GAAP LP being the surviving entity (the “Merger”). Following the completion of the Merger, GAAP LP merged into OEF with GAAP LP being the accounting acquirer and surviving corporation. OEF immediately changed its name to Aces Wired, Inc.

As a condition to the Merger, Aces Wired, Inc. conducted a private placement offering of its Series A Convertible Preferred Stock and an option to purchase up to 20% additional Preferred shares (“Preferred stock purchase option”) to institutional investors and other high net worth individuals. The offering was a condition to the Merger, and the Merger was contingent on the offering. On October 9, 2006, Aces Wired, Inc. completed a sale of shares of its Series A Convertible Preferred Stock and Preferred stock purchase options in a private placement transaction (the “Offering”). Aces Wired, Inc. sold 1,612,000 shares of Series A Convertible Preferred Stock plus the Preferred stock purchase option at a price of $5.00 per share. The Preferred stock purchase option is exercisable at $5.00 per share.

The accompanying unaudited pro forma consolidated balance sheet of OEF and GAAP LP gives effect to the Merger as if it had been completed as of July 30, 2006. The unaudited pro forma consolidated statements of operations give effect to the Merger as if it had been completed as of November 1, 2004. The pro forma statement of operations for the year ended October 30, 2005 reflects the financial information of K&B Sales, Inc. (“K&B Sales”) (the “Predecessor Business”) since it represents a significant majority of GAAP LP’s predecessor business. The pro forma adjustments are described in the accompanying notes. These unaudited pro forma consolidated financial statements are presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position had the Merger taken place on July 30, 2006, or November 1, 2004, nor is it indicative of the results that may be expected for future periods. The pro forma consolidated financial statements should be read in conjunction with OEF’s financial statements and related notes in its Annual Report on Form 10-KSB for the year ended December 31, 2005, OEF’s Quarterly Report in its Form 10-QSB for the nine-month period ended September 30, 2005 and the six-month period ended June 30, 2006 and in conjunction with the financial statements and related notes of OEF included in this current report on Form 8-K.

Basis of Presentation

The OEF historical balances as of July 30, 2006 represent the unaudited balance sheet as of June 30, 2006 and corresponding unaudited statement of operations for the nine months ended June 30, 2006. The unaudited statement of operations was derived by adding the unaudited quarter ended December 31, 2005, which represents the audited year to date activity for December 31, 2005 less the unaudited nine months activity for September 30, 2005, to the unaudited six-month period ended June 30, 2006. The OEF amounts used within the pro forma statement of operations for the year ended October 30, 2005 are the historical amounts as of December 31, 2005 from audited financial statements contained within our Annual Report on Form 10-KSB for the year ended December 31, 2005.

The unaudited balance sheet and unaudited statement of operations of GAAP LP for the nine-month period ended July 30, 2006 were compiled from their historical financial statements. The historical statement of operations of K&B Sales for the year ended October 30, 2005 was derived from audited financial statements contained elsewhere in this document.

Pro Forma Consolidated Balance Sheet

July 30, 2006
(Unaudited)

	OEF	GAAP LP	Total	Pro forma Adjustments		Pro forma Total
Assets

Current Assets
Cash	$115	$753,562	$753,677	$7,381,625	(a)	$8,135,187
				(115)	(b)
Accounts receivable	-	868,699	868,699	-		868,699
Accounts receivable-related party	-	-	-	-		-
Inventory	-	1,103,980	1,103,980	-		1,103,980
Prepaid expenses and other current assets	-	453,961	453,961	-		453,961
Deferred income taxes	-	59,810	59,810	-		59,810

Total current assets	115	3,240,012	3,240,127	7,381,510		10,621,637

Property and equipment, net	3,464	4,049,251	4,052,715	(3,464)	(b)	4,049,251
Other assets	-	1,250,763	1,250,763	(15,110)	(a)	1,235,653

Total assets	$3,579	$8,540,026	$8,543,605	$7,362,936		$15,906,541

Liabilities and Shareholders’ Equity (Deficit)

Current Liabilities
Current maturities of capital lease and notes payable	$-	$654,788	$654,788	$-		$654,788
Line of credit	-	300,000	300,000	-		300,000
Accounts payable and accrued liabilities	-	1,205,746	1,205,746	-		1,205,746
Income taxes payable	-	512,183	512,183	-		512,183
Notes payable and accrued interest related parties	34,497	33,789	68,286	(34,497)	(b)	33,789

Total current liabilities	34,497	2,706,506	2,741,003	(34,497)		2,706,506

Capital lease and notes payable, net	-	719,654	719,654	-		719,654
Notes payable - related parties	-	1,200,000	1,200,000	-		1,200,000
Deferred income taxes, net and other liabilities	-	100,329	100,329	-		100,329

Commitments and contingencies	-	-	-	-		-

Shareholders’ equity (deficit)
Preferred stock	-	-	-	1,612	(a)	1,612
Discount on preferred stock - unamortized	-	-	-	(349,373)	(a)	(349,373)
Common stock	3,855	-	3,855	4,145	(b)	8,000
Additional paid-in capital	86,945	-	86,945	7,714,276	(a)	11,066,814
				3,265,593	(b)
Partners’ capital	-	3,813,537	3,813,537	(3,813,537)	(b)	-
Retained earnings	-	-	-	452,999	(b)	452,999
Accumulated deficit during the development stage	(121,718)	-	(121,718)	121,718	(b)	-

Total shareholders’ equity (deficit)	(30,918)	3,813,537	3,782,619	7,397,433		11,180,052
Total liabilities and shareholders’ equity (deficit)	$3,579	$8,540,026	$8,543,605	$7,362,936		$15,906,541

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended July 30, 2006
(Unaudited)

	OEF	GAAP LP	Total	Pro forma Adjustments		Pro forma Total

Revenues
Bingo supply and services	$-	$11,877,879	$11,877,879	$-			$11,877,879
Amusement centers	-	1,581,557	1,581,557	-			1,581,557
Gross revenues	-	13,459,436	13,459,436	-			13,459,436
Less promotional allowances	-	41,360	41,360	-			41,360
Net revenues	-	13,418,076	13,418,076	-			13,418,076
Expenses
Cost of sales - bingo supply and services	-	6,470,362	6,470,362	-			6,470,362
Operating expenses - bingo supply and services	-	2,876,828	2,876,828	-			2,876,828
Operating expenses - amusement centers	-	1,534,083	1,534,083	-			1,534,083
Corporate overhead	9,788	2,244,703	2,254,491	-			2,254,491
Depreciation and amortization	869	595,532	596,401	-			596,401

Total expenses	10,657	13,721,508	13,732,165	-			13,732,165

Operating income (loss)	(10,657)	(303,432)	(314,089)	-			(314,089)

Other income (expense)
Interest income	-	9,794	9,794	-			9,794
Other income (expense)	-	25,082	25,082	-			25,082
Interest expense	(1,914)	(46,690)	(48,604)	-			(48,604)
Income (loss) before provision for income taxes	(12,571)	(315,246)	(327,817)	-			(327,817)
Provision for income taxes	-	(496,190)	(496,190)	-			(496,190)

Net loss	$(12,571)	$(811,436)	$(824,007)	$-			$(824,007)

Basic and diluted loss per common share	$0.00					$	(0.10)

Basic and diluted weighted average number of common shares outstanding	3,855,200			4,144,800	(b)		8,000,000

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended October 30, 2005
(Unaudited)

	OEF	K&B Sales, Inc. (Predecessor Business)	Total	Pro Forma Adjustments		Pro Forma Total

Revenues
Bingo supply and services	$303	$14,946,656	$14,946,959	$-		$14,946,959
Expenses
Cost of sales - bingo supply and services	-	8,452,421	8,452,421	-		8,452,421
Operating expenses - bingo supply and services	-	3,658,926	3,658,926	-		3,658,926
Corporate overhead	17,351	2,474,695	2,492,046	-		2,492,046
Depreciation and amortization	1,169	330,774	331,943	-		331,943

Total expenses	18,520	14,916,816	14,935,336	-		14,935,336

Operating income (loss)	(18,217)	29,840	11,320	-		11,320

Other income (expenses)
Interest income	-	9,763	9,763	-		9,763
Other income	-	31,831	31,831	-		31,831
Interest expense	(1,745)	-	(1,745)	-		(1,745)

Income (loss) before provision for income taxes	(19,962)	71,434	51,472	-		51,472
Provision for income taxes	-	(26,143)	(26,143)	-		(26,143)

Net income (loss)	$(19,962)	$45,291	$25,329	$-		$25,329

Basic and diluted loss per common share	$(0.01)					$0.00

Basic weighted average number of common shares outstanding	3,855,200			4,144,800	(b)	8,000,000

Diluted weighted average number of common shares outstanding	3,855,200			1,612,000	(a)	9,612,000
				4,144,800	(b)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U. S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

NOTE 2 - THE MERGER

On October 4, 2006, OEF entered into an Agreement and Plan of Merger with GAAP LP by which OEF acquired all of the partnership interests of GAAP LP in exchange for 7,663,580 shares of common stock of the Company with GAAP LP being the surviving entity. Prior to this acquisition, OEF had no operations and nominal assets and liabilities. Prior to the merger, OEF completed a 11.46 for 1 reverse stock split that reduced the number of its outstanding shares from 3,855,200 to 336,420. In addition, prior to the merger, OEF paid off all of its outstanding liabilities. Following the completion of the merger, GAAP LP merged into OEF with GAAP LP being the accounting acquirer and surviving corporation. OEF immediately changed its name to Aces Wired, Inc.

NOTE 3 - THE OFFERING

As a condition to the Merger, Aces Wired, Inc. conducted a private placement offering of its Series A Convertible Preferred Stock and an option to purchase up to 20% additional Preferred shares (“Preferred stock purchase option”) to institutional investors and other high net worth individuals. The offering was a condition to the Merger, and the Merger was contingent on the offering. On October 9, 2006, Aces Wired, Inc. completed a sale of shares of its Series A Convertible Preferred Stock and Preferred stock purchase options in a private placement transaction (the “Offering”). Aces Wired, Inc. sold 1,612,000 shares of Series A Convertible Preferred Stock plus the Preferred stock purchase option at a price of $5.00 per share. The Preferred stock purchase option is exercisable at $5.00 per share.

The value of the Preferred stock purchase option of $349,373 was determined using the Black-Scholes option pricing model. Since the accounting conversion price of the Series A Convertible Preferred Stock on the effective date of issuance, after taking into account the fair value of the Preferred stock purchase option, was less than the $5.00 value of the Company’s common stock, a beneficial conversion feature of $349,373 existed, which was recorded as a discount to the carrying value of the Series A Convertible Preferred Stock and a credit to additional paid-in capital.

NOTE 4 - PRO FORMA ADJUSTMENTS

Consolidated balance sheet - July 30, 2006

(a)	To record the receipt of offering proceeds, net of offering costs.

(b)
To record the acquisition of OEF after adjustments for the reverse stock split and change in par value, to pay off all outstanding liabilities and to eliminate the historical OEF equity accounts to reflect the reverse merger.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

Article VII of our articles of incorporation limits the liability of our officers and directors. It provides that no director or officer will be liable to Aces Wired or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes (“NRS”). In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then Article 8 will be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law.

In addition, Article 8 of our articles of incorporation and Section 8.1 of our bylaws require Aces Wired to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amount actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of Aces Wired, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of Aces Wired.

Section 78.138(7) of the Nevada Revised Statutes (the “NRS”) provides, with limited exceptions, that:

a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS permits us to indemnify our directors and officers as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits us to indemnify our directors and officers as follows:

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Aces Wired maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms. We have adopted provisions in our bylaws and in our articles of incorporation that provide for indemnification of our officers and directors to the maximum extent permitted under Nevada law.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. We will bear all such expenses.

SEC registration fees	$1,035
Printing and engraving expenses	$3,000
Legal and accounting fees and expenses	$100,000
Blue sky fees and expenses	$5,000
Transfer agent and registrar fees and expenses	$1,000
Miscellaneous	$1,000
Total	$111,035

Item 26. Recent Sales of Unregistered Securities.

On October 10, 2006, the Company authorized the issuance and sale of up to 1,934,400 shares of Series A Convertible Preferred Stock, par value $0.001 per share, which shall automatically convert into shares of Common Stock, par value $.001 per share of the Company, on the date that the Registration Statement is declared effective by the Securities and Exchange Commission. 1,612,000 of the issued shares were sold at $5 per share for an aggregate amount of $8,060,000.

The proceeds from this private placement were used for working capital purposes. All of the investors were U.S. citizens, therefore we relied on the exemption provided by Section 4(2) of the Securities Act to issue these common shares as the transaction did not involve any public offering.

Item 27. Exhibits

NUMBER	Exhibit
2.1
Agreement Concerning the Exchange of Securities, dated as of October 4, 2006, by and among OEF Corporate Solutions, Inc., Goodtime Action Amusement Partners, L.P., the partners of Goodtime Action Amusement Partners, L.P. and the members of Amusement Innovation Partners, LLC (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on October 10, 2006).

4.1	Certificate of Designations for Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

4.2
Form of Purchase Agreement, dated as of October 9, 2006, by and among Aces Wired, Inc. and the purchasers party thereto (incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on October 10, 2006).

5.1	Opinion of Thompson & Knight LLP*

10.1
Employment Agreement by and between Goodtime Action Amusement Partner, L.P. and Christopher Domijan, dated as of October 31, 2005 and First Amendment to Employment Agreement dated as of July 16, 2006 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on October 10, 2006).

10.2
Lease Agreement dated as of September, 2006 by and between registrant and Dallas High Point Centre Associates, Ltd. for certain real property located at 12225 Greenville Avenue, Suite 861, Dallas, Texas.*

10.3	Lease Agreement dated as of November 1, 2003 by and between registrant and Texaco Rd., LP for certain real property located at 11827 Judd Ct., Dallas, Texas.*

10.4	Lease Agreement dated as of February 1, 2005 by and between registrant and Texaco Rd., LP for certain real property located at 12511 Texaco Rd., Houston, Texas.*

10.5	Lease Agreement dated as of November 1, 2003 by and between registrant and 4967 Space Center, LP for certain real property located at 4967 Space Center, San Antonio, Texas.*

16.1	Letter on Change in Certifying Accountant from Hawkins Accounting (incorporated by reference to Exhibit 16.1 to the registrant’s current report on Form 8-K/A filed on October 23, 2006).

23.1	Consent of Weaver & Tidwell LLP*

23.2	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*

* Filed herewith.

Item 28. Undertakings.

(a) Aces Wired hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any additional or changed material information on the plan of distribution.

2.  That, for the purpose of determining liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3.  To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Aces Wired’s directors, officers and controlling persons under the foregoing provisions, or otherwise, Aces Wired has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Aces Wired of expenses incurred or paid by a director, officer or controlling person of Aces Wired in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aces Wired will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  Aces Wired hereby undertakes that:

1.  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Aces Wired pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2.  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in any such amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Aces Wired certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereon duly authorized on November 8, 2006.

ACES WIRED, INC.

By:	/s/ Kenneth R. Griffith
Kenneth R. Griffith President, Chief Executive Officer and Director

By:	/s/ Christopher C. Domijan
Christopher C. Domijan Executive Vice President, Chief Financial Officer, and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Kenneth R. Griffith and Christopher C. Domijan as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Date	Signature / Title

November 8, 2006	By: /s/ Kenneth R. Griffith
Kenneth R. Griffith President, Chief Executive Officer and Director

November 8, 2006	By: /s/ Christopher C. Domijan
Christopher C. Domijan Executive Vice President, Chief Financial Officer, and Secretary

November 8, 2006	By: /s/ Knowles B. Cornwell
Knowles B. Cornwell Executive Vice President and Chief Financial Officer

November 8, 2006	By: /s/ Nicholas F. Holt
Nicholas F. Holt Chief Accounting Officer and Controller

November 8, 2006	By: /s/ Gordon T. Graves
Gordon T. Graves Chairman of the Board of Directors

November 8, 2006	By: /s/ David E. Danovitch
David E. Danovitch Director

November 8, 2006	By: /s/ Michael T. Gallagher
Michael T. Gallagher Director

November 8, 2006	By: /s/ Martin A. Keane
Martin A. Keane Director

November 8, 2006	By: /s/ William S. McCalmont
William S. McCalmont Director

November 8, 2006	By: /s/ James J. Woodcock
James J. Woodcock Director

November 8, 2006	By: /s/ Rexford A. Yeisley
Rexford A. Yeisley Director

November 8, 2006	By: /s/ John J. Schreiber
John J. Schreiber Director